UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2009
RUB MUSIC ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52985	20-1176000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11680 Great Oaks Way, Suite 350, Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 581-6843
5555 North Star Ridge Way, Star, Idaho 83669
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 25, 2009, Rub Music Enterprises, Inc., a Nevada corporation (the “Company”), and RME Delaware Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with SANUWAVE, Inc., a Delaware corporation (“SANUWAVE”). Pursuant to the Merger Agreement, the Merger Sub merged with and into SANUWAVE, with SANUWAVE as the surviving entity (the “Reverse Merger”). In connection with the Reverse Merger, the Company acquired 100% of the outstanding capital stock of SANUWAVE and the stockholders of SANUWAVE received 11,009,657 shares of the Company’s common stock, warrants to purchase up to 1,106,627 shares of the Company’s common stock, at $4.00 per share, and warrants to purchase up to an additional 1,106,627 shares of the Company’s common stock, at $8.00 per share.
In connection with the Reverse Merger, the Company also entered into stock repurchase agreements, all dated as of September 25, 2009 (the “Stock Repurchase Agreements”), with certain stockholders of the Company, pursuant to which the Company purchased from certain stockholders, for an aggregate purchase price of $180,000, some or all of the Company’s common stock held by such stockholders, such that after the repurchases, 1,500,000 shares of the Company’s common stock remained outstanding (the “Share Repurchase”).
The Company also entered into lock-up agreements, dated as of September 25, 2009, with certain stockholders of the Company, in which the stockholders agreed not to sell, assign, transfer, or encumber any of the shares of common stock underlying warrants, without the consent of the Company, until January 1, 2011.
In connection with the Merger Agreement, the Company also entered into an indemnification agreement, made as of September 25, 2009 (the “Indemnification Agreement”), with SANUWAVE and David N. Nemelka (“Nemelka”), pursuant to which Nemelka agrees to indemnify, hold harmless and reimburse the Company, SANUWAVE and its officers, directors, agents and representatives from and against any and all losses that may be incurred against such parties relating to the breach of any of the representations or warranties of the Company or the Merger Sub contained in the Merger Agreement, any failure by the Company or the Merger Sub to perform or comply with their covenants and agreements contained in the Merger Agreement, any liability or obligation of the Company existing as of the closing date of the Reverse Merger, and any third party claim asserted against such parties relating to the operation of the Company’s business or the sale or transfer of the Company’s securities prior to the closing of the Reverse Merger. Nemelka’s maximum aggregate indemnification liability is $100,000, plus the net proceeds value of any stock of the Company held by Nemelka or his affiliates at the time of payment and any proceeds received by Nemelka or his affiliates from the sale of any stock of the Company at any time after the date of the Indemnification Agreement and for a period of one year after the consummation of the Reverse Merger.
As a result of the Reverse Merger and Share Repurchase, the stockholders of SANUWAVE control approximately 88% of the Company’s outstanding common stock, holding 11,009,657 of the 12,509,657 outstanding shares, and SANUWAVE is considered the accounting acquirer in the Reverse Merger. The Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately prior to the Reverse Merger. As a result of the Reverse Merger, the Company’s operations are now focused in global medical technology. Consequently, the Company believes that the Reverse Merger has caused the Company to cease being a shell company as it no longer has nominal operations.

In addition, pursuant to the Merger Agreement, Cornelius A. Hofman will submit his resignation as an officer and director of the Company, and Christopher M. Cashman, Thomas H. Robinson, Kevin A. Richardson, II and John F. Nemelka will be appointed to serve as members of the board of directors of the Company, all of which will be effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act. Upon the consummation of the Reverse Merger, Cornelius A. Hofman resigned as President, Chief Executive Officer and Chief Financial Officer of the Company, Christopher M. Cashman was appointed to serve as Chief Executive Officer and President of the Company, and Barry J. Jenkins was appointed to serve as Chief Financial Officer of the Company.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Pursuant to the Merger Agreement described in Item 1.01 of this Current Report on Form 8-K, effective September 25, 2009, SANUWAVE became a wholly-owned subsidiary of the Company.
Caution Regarding Forward-Looking Statements
This Current Report on Form 8-K of Rub Music Enterprises, Inc. and its subsidiaries contains forward-looking statements. All statements in this Current Report on Form 8-K, including those made by the management of the Company, other than statements of historical fact, are forward-looking statements. Examples of forward-looking statements include statements regarding the Company’s future financial results, operating results, business strategies, projected costs, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and “continue,” the negative of these terms, or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in this report, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Other risks and uncertainties are disclosed in the Company’s prior Securities and Exchange Commission filings. These and many other factors could affect the Company’s future financial condition and operating results and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by the Company or on its behalf. The Company undertakes no obligation to revise or update any forward-looking statements. The following information should be read in conjunction with the financial statements included in this Current Report on Form 8-K.
Except as otherwise indicated by the context, references in this Current Report on Form 8-K to “we,” “us” and “our” are to the consolidated business of the Company and SANUWAVE.
BUSINESS
Overview
We are an emerging medical technology company focused on the development and commercialization of non-invasive, biological response activating devices in the regenerative medicine area for the repair and regeneration of tissue, musculoskeletal and vascular structures. Our portfolio of products and product candidates activate biologic signaling and angiogenic responses, including new vascularization and microcirculatory improvement, helping to restore the body’s normal healing processes and regeneration. We intend to apply our Pulsed Acoustic Cellular Expression (PACE™) technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions.

We believe we have demonstrated through our legacy products that our PACE technology is safe and effective in stimulating healing in chronic conditions of the foot and the elbow through our United States Class III PMA-approved Ossatron® device, and in the stimulation of bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of our Ossatron and Evotron® devices in Europe. Our lead product candidate for the global wound care market, dermaPACE™, has received the European Conformity Marking (“CE Mark”) allowing for commercial use on acute and chronic defects of the skin and subcutaneous soft tissue.
With the divestiture of our worldwide Versatron® veterinary product line in June 2009, we are now entirely focused on developing our PACE technology to stimulate healing in:
(1) wound conditions, including diabetic foot ulcers, pressure sores, burns and other skin eruption conditions;
(2) orthopedic/spine applications, such as speeding the healing of fractures (including non-union or delayed-union conditions), improving bone density in osteoporosis, fusing bones in the extremities and spine, eliminating chronic pain in joints from trauma or arthritis, and other potential sports injury applications;
(3) plastic/cosmetic applications such as cellulite smoothing, graft and transplant acceptance, skin tightening, scarring and other potential aesthetic uses; and
(4) cardiac structures for removing plaque due to atherosclerosis and improving heart muscle performance.
We believe our experience from our preclinical research and the clinical use of our predecessor legacy devices in Europe and Asia, as well as our Ossatron device in the United States for the last nine years, demonstrates the safety, clinical utility and efficacy of our product candidates. In addition, we have preclinical programs focused on the development and better understanding of treatments specific to our target applications, as well as the development of next generation devices utilizing our PACE technology to maximize healing response and intervention.
We believe that our studies suggest that our PACE technology will be effective in our target applications. If successful, we anticipate that these clinical studies should lead to regulatory approval of our regenerative product candidates in the United States, Europe and Asia. If approved by the appropriate regulatory authorities, we believe that our product candidates will offer new, effective and non-invasive treatment options in wound healing, orthopedic/spine injuries, plastic/cosmetic uses and cardiac procedures, improving the quality of life for millions of patients suffering from injuries or deterioration of tissue, bones and vascular structures.
According to the National Bureau of Economic Research, the United States economy has been in a recession since December 2007. This economic downturn and the ensuing instability of markets have impacted us in the short term by making it difficult to raise the necessary capital to fund our research and development programs, as well as the infrastructure needed to plan for follow-on programs, upcoming regulatory submissions, product approvals, market launches and insurance reimbursement interactions. Furthermore, our general business strategy may be further adversely affected if the current economic conditions deteriorate further, or do not improve. For example, the economy may impact the demand for elective medical procedures that we are targeting with our product candidates, or may impact the pricing of our products. However, since our anticipated product launch for our lead product candidate remains two years away, the impact of the current recession on commercial markets for that product remains uncertain.

Pulsed Acoustic Cellular Expression (“PACE”) Technology
Our PACE product candidates, including our lead product candidate, dermaPACE, utilize high energy, acoustic pressure waves that are delivered in the “shockwave” acoustic spectrum to enhance new blood vessel formation, and soft tissue and bone regeneration. PACE pressure waves combine compressive and tensile stresses on cells and structures to promote an inflammatory response in musculoskeletal and soft tissue, resulting in microcirculatory improvement, including the production of angiogenic growth factors, enhanced new blood vessel formation (angiogenesis) and subsequent regeneration of tissue. PACE waves are different from other forms of acoustic energy, such as ultrasound, in that the wave front, in which the compressive forces exist, is a region of sudden and forceful change in stress, density and temperature, which reinitiates the inflammatory and proliferation phases, allowing the body’s own healing response to reinitiate or be enhanced. We believe that our PACE technology is well suited for various applications due to its stimulation of a broad spectrum of cellular events critical for the initiation and progression of healing.
Components of our product candidates have been cleared and approved by the United States Food and Drug Administration (the “FDA”) for marketing in other applications. High energy, acoustic pressure waves or “shockwaves” are the primary component of our previously developed product, Ossatron, which was approved and marketed in the United States for use in chronic tendonitis of the foot in 2000 and the elbow in 2003. Additionally, acoustic shockwaves have been used safely at much higher energy and pulse levels in the lithotripsy procedure (breaking up kidney stones) by urologists for over 20 years and has reached standard of care status.
In addition, our dermaPACE product candidate has received the European Conformity Marking (“CE Mark”) approval to treat acute and chronic defects of the skin and subcutaneous soft tissue, such as in the treatment of pressure ulcers, diabetic foot ulcers, burns, and traumatic and surgical wounds. We are actively marketing dermaPACE to the European Community utilizing distributors in select countries.
We are enrolling patients in a randomized, double-blind, sham controlled FDA investigational device exemption (“IDE”) clinical trial for dermaPACE in the treatment of diabetic foot ulcers. We expect to complete the last phase of the clinical trial enrollment in the first half of 2010 and to submit to the FDA for regulatory approval in 2011. Our plan is to begin commercializing dermaPACE in the United States by 2012.
Prior to receiving FDA approval, we intend to begin the process of initiating private industry payor meetings in the United States to introduce the economics and positive efficacy results of dermaPACE from Europe. These discussions will focus on building knowledge of dermaPACE and relationships, and obtaining a new Category III Current Procedural Terminology (“CPT”) code for dermaPACE for Medicare tracking purposes, which is a requisite step in obtaining government-sponsored medical reimbursement for dermaPACE. We believe that, in addition to improving the quality of life of the patients treated, dermaPACE will provide cost benefits to payors, employers and society as a whole through improved healing, shortened healing times, and fewer required treatments.
We have a development pipeline of product candidates. The following chart depicts our development interests at the research and/or development stage, as well as the regulatory approval for commercialization stage.

We have established clinical, manufacturing and development relationships and multiple regulatory pathways to product development. We believe that these relationships and pathways, coupled with the well-characterized biologic response, history of safe use and clinically-proven efficacy of our PACE technology, all position us to become a leader in the development and commercialization of non-invasive, biological response devices for the repair and regeneration of tissue, musculoskeletal and vascular structures that will capitalize on the growing market for these products in wound healing, orthopedic/spine, plastic/cosmetic and cardiac applications. Although the results of our studies have been positive to date, we cannot provide any assurance that we will be successful in developing, obtaining regulatory approval for, or commercializing our current product candidates, or that we will do so in a timely fashion.
Growth Opportunity in Wound Care Treatment
We are focused on the development of products that treat unmet clinical needs in large market opportunities. Currently, there are limited biological or mechanical therapies to stimulate the healing and regeneration of tissues, bone and vascular structures. As baby boomers age, the incidence of their targeted diseases and musculoskeletal injuries and ailments will be far more prevalent. We believe that our PACE technology is well positioned to address many of these issues. We believe that our PACE technology, in promoting tissue regeneration, can be effective in a broad array of applications and address unmet medical needs in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions.
Our primary interest is developing our lead product candidate, dermaPACE, for the global wound care market, with the first focus in the United States on diabetic foot ulcers. The Advanced Medical Technology Association (“AdvaMed”) estimates that the management and treatment of chronic and complex wounds costs the United States $20 billion annually. According to the American Diabetes Association (the “ADA”), 23.6 million people in the United States have diabetes, 57 million are pre-diabetic and 15% of people with diabetes will acquire a non-healing ulcer in their lifetime. AdvaMed states that over 1.5 million diabetic foot ulcers occur annually, are a recurrent condition, and lead to over 82,000 amputations each year, at a direct and indirect cost ranging from $20,000 to $60,000 per patient. AdvaMed estimates that chronic leg wounds (ulcers) account for the loss of two million workdays per year, at a cost of approximately $300 million in lost productivity. We believe that our dermaPACE system represents an opportunity to significantly decrease overall healthcare costs, while providing wound care outcomes that are significantly better than current treatments.

A majority of challenging wounds are non-healing chronic wounds. These wounds often involve physiologic, complex and multiple complications such as reduced blood supply, compromised lymphatic systems or immune deficiencies that interfere with the body’s normal wound healing processes. In addition, diabetic ulcers and pressure ulcers are often slow-to-heal wounds. These wounds often develop due to a patient’s impaired vascular and tissue repair capabilities. These conditions can also inhibit a patient’s healing process, and often fail to heal for many months, and sometimes, for several years. Wounds that are difficult to treat do not always respond to traditional therapies, which include hydrocolloids, hydrogels and alginates. We believe that physicians and hospitals need a therapy that addresses the special needs of these wounds with high levels of both clinical and cost effectiveness.
We believe we are developing a safe and an advanced technology in the wound healing and tissue regeneration market with PACE. dermaPACE is non-invasive and does not require anesthesia, making it a cost-effective, time-efficient and painless approach to wound care. Physicians and nurses look for therapies that can accelerate the healing process and overcome the obstacles of patients’ compromised conditions, and prefer therapies that are easy to administer. In addition, since many of these patients are not confined to bed, healthcare providers want therapies that are minimally disruptive to the patient’s or the caregiver’s daily routines. dermaPACE’s simple protocol of four treatments over a two week span, followed by simple standard of care dressing changes, are designed to allow for limited disruption to the patients’ normal lives and have no effect on mobility while their wounds heal. dermaPACE’s non-invasive protocol is designed to elicit the body’s own healing response.
Our clinical experiences have demonstrated the ability of dermaPACE to promote wound healing, improve healing time and help prevent chronic conditions, such as diabetic foot ulcers, from leading to amputation. Our dermaPACE product candidate has been used safely for various types of acute and chronic wounds. Our clinical case studies completed to date using dermaPACE have shown full wound closure in at least 60% of those patients treated at 12 weeks for chronic conditions that have been previously unresponsive to available treatments, representing as much as a 50% closure rate improvement over other existing competitor treatment options.
Market Trends
We are focused on the development of products that have the potential to address substantial unmet clinical needs across broad market indications. We believe there are limited therapeutic treatments that directly and reproducibly stimulate healing processes in the areas in which we are focusing, particularly for wound care and repair of certain types of musculoskeletal conditions.
According to AdvaMed, Centers for Medicare & Medicaid Services and our internal projections for dermaPACE, the United States advanced wound healing market was estimated at $5 billion in 2008, which includes diabetic foot ulcers, pressure sores, burns and traumatic wounds, and chronic mixed leg ulcers. We also believe there are significant opportunities in the worldwide orthopedic and spine markets, driven by aging baby boomers, the desire for active lifestyles well into retirement and the growth in the incidence of osteoporosis, osteoarthritis, obesity, diabetes and other diseases that cause injury to orthopedic tissues and/or impair the ability of the body to heal injuries.
With the success of negative pressure wound therapy devices in the wound care segment over the last ten years and the recognition of the global epidemic associated with wounds, as well as deteriorating musculoskeletal conditions attributed to various disease states such as obesity, diabetes and ischemia due to vascular and heart disease, as well as sports injuries, we believe that Medicare and private insurers have become aware of the costs and expenditures associated with the adjunctive therapies being utilized for wound healing and orthopedic/spine conditions with limited efficacies in full skin closure, or bone and tissue regeneration. We believe the wound healing and orthopedic markets are undergoing a transition, and are interested in mechanical, biological response activating devices that are applied non-invasively and seek to stimulate the body’s own capabilities for regeneration of tissue at injury sites in a cost-effective manner.

According to the American Society of Plastic Surgeons (“ASPS”), plastic surgery was not spared from the recessionary decline in 2008. According to ASPS, surgical procedures were down nine percent, although there were 12.1 million cosmetic procedures in the United States in 2008, up 3 % from 2007, and 10.4 million of them were cosmetic minimally-invasive procedures, up 5% from 2007. According to ASPS, women encompass 91% of all cosmetic procedures, of which 9.5 million procedures were minimally-invasive. Although down nine percent from 2007, ASPS states that patients in the United States still spent $10.3 billion on cosmetic procedures in 2008. We believe our PACE technology has the potential to have a role in cosmetic procedures based on its mechanism of action. We also believe that current statistics, demographic growth, the continued growth in minimally-invasive procedures of the skin and an elective pay market are all positive reasons for us to continue developing protocols and studying the effects of PACE on cosmetic needs.
In addition, according to the American Heart Association, myocardial ischemia in the United States continues to be a major problem, with more than six million Americans living with it, and the World Health Organization states that heart attacks are the leading cause of death globally. With the continued advances of minimally invasive procedures in heart surgery and angioplasties, we will continue to develop and look for strategic partners to help develop our PACE technology to address what we believe to be are unmet cardiac needs.
Strategy
Our objective is to be a leader in the development and commercialization of novel, biological response activating devices to treat tissue, musculoskeletal and vascular structure conditions. Our main vehicle for growth is the development and commercialization of our PACE technology. Our immediate goal involves leveraging the knowledge we gained from our existing human heel, elbow and bone indications to enter the advanced wound care market with innovative treatments.
The key elements of our strategy include the following:
•	Develop and commercialize non-invasive biological response activating devices in the regenerative medicine area that are superior to current medical devices for the treatment of tissue, musculoskeletal and vascular structures.
We intend to use our proprietary technologies and know-how in the use of high energy, acoustic pressure waves in the shockwave spectrum to address unmet medical needs in wound care, orthopedics/spine, plastic/cosmetic and cardiac indications.
•	Focus on products with a cost-effective time to market that utilize our experiences and track record in product approvals.
We have a track record of developing products by relying on our products that have been previously authorized for marketing by the FDA and by leveraging the lessons learned from those previous experiences as the cornerstone for further development and regulatory approvals. We will seek to repeat this process of utilizing FDA-cleared or approved components in our subsequent product candidates. However, we cannot be certain that this strategy will accelerate the regulatory approval process for our product candidates, or that we will obtain such approval.

•	Leverage our historical data and experience to accelerate the development of our lead wound care product candidate, as well as additional product candidates, for our target markets.
We believe the ability of our legacy products, such as Ossatron, to safely stimulate and reestablish normal healing in chronic conditions indicates the potential successful use of shockwaves, dermaPACE and our other product candidates to stimulate and reinstitute the normal healing process through angiogenesis. We believe that much of the data and experience generated as part of the clinical development will be useful in gaining the required approval of our product candidates, including product manufacturing procedures and records, stability test results, analytical test methodology, pre-clinical and human safety test results, and, potentially, efficacy information.
•	Maximize the value of our PACE product candidates through control of distribution channels.
In the United States, we plan to build a sales force utilizing direct representatives managed by an in-house sales management team and supported by employee product specialists. As a result of our prior product approvals, we have spent significant resources on training and educating specialists in the use of our technology. We believe that this approach will allow us to have an immediate impact in the market by leveraging existing surgeon relationships. Outside the United States, we intend to utilize our distributor relationships for product introduction and adoption in local markets.
Scientific Advisors
We have established a network of advisors that brings expertise in wound healing, orthopedics, plastics, combined with clinical and scientific research, and FDA experience. We consult our scientific advisors on an as-needed basis on clinical and pre-clinical study design, product and product candidate formulation, clinical indications, and all applications of tissue engineering, focusing on indications and market needs.
We pay consulting fees to members of our scientific advisory board for the services they provide to us, in addition to reimbursing them for incurred expenses. The amounts vary depending on the nature of the services. We paid our advisors aggregate consulting fees and reimbursements of $52,500 for the six months ended June 30, 2009, and $138,000 and $128,800 for the years ended December 31, 2008 and 2007, respectively.
Sales, Marketing and Distribution
We intend to establish a direct sales force in the wound care market that will market our products. The direct sales forces will be managed by our in-house sales management team and supported by product specialists employed by us, who will train the sales force and provide product education for our surgeon and care giver customers. We expect to have a 75-person sales force in the United States by the end of 2013 that will represent our initial dermaPACE commercial efforts.
Outside the United States, we intend to employ distributors to represent our products in our respective international markets. These distributors will be selected based on their existing business relationships, and the ability of their sales force and distribution capabilities to effectively penetrate the market with our PACE product line. In addition, we will rely on these distributors to manage physical distribution, customer service and billing services for our international customers.

Manufacturing
We have developed a network of suppliers, manufacturers and contract service providers to provide sufficient quantities of our products and product candidates through the development and clinical testing phases.
We have signed a manufacturing supply agreement with SwissTronics Contract Manufacturing AG in Switzerland, a division of Cicor Technologies, covering the generator box component of our products and product candidates; therefore, our generator boxes are manufactured in accordance with applicable quality standards (EN ISO 13485 applicable industry and regulatory standards). From time to time, we use contract facilities to complete the manufacturing, packaging and generator box testing for our products and kits, as applicable. We produce the applicator heads and kits for our products, and perform the final product testing and certifications internally.
Our two facilities in Alpharetta, Georgia consist of approximately 25,000 square feet in total, and provide office, research and development, production and quality control space.
Intellectual Property
Our success depends in part on our ability to obtain and maintain proprietary protection for our products, product candidates, technology and know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing upon our proprietary rights. We seek to protect our proprietary position by, among other methods, filing United States and selected foreign patent applications and United States and selected foreign trademark applications related to our proprietary technology, inventions, products and improvements that are important to the development of our business. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services are made available. The protection of our intellectual property may require the expenditure of significant financial and managerial resources.
Patents
We consider the protection afforded by patents important to our business. We intend to seek and maintain patent protection in the United States and selected foreign countries where deemed appropriate for products that we develop. There are no assurances that any patents will result from our patent applications, that any patents that may be issued will protect our intellectual property, or that any issued patents or pending applications will not be successfully challenged, including as to ownership and/or validity, by third parties. In addition, if we do not avoid infringement of the intellectual property rights of others, we have to seek a license to sell our products, defend an infringement action or challenge the validity of intellectual property in court. Any current or future challenges to our patent rights, or challenges by us to the patent rights of others, could be expensive and time consuming.
We derive our patent rights, including as to both issued patents and “patent pending” applications, from three sources: (1) assignee of patent rights in technology we developed; (2) assignee of patent rights purchased from HealthTronics, Inc. (“HealthTronics”); and (3) as licensee of certain patent rights assigned to HealthTronics. In August 2005, we purchased the assets of, and a majority of our current patents and patent applications from, HealthTronics, to whom we granted back perpetual and royalty-free-field-of-use license rights in the purchased patent portfolio. We believe that our owned and licensed patent rights provide a competitive advantage with respect to others that might seek to utilize certain of our apparatuses and methods incorporating extracorporeal shockwave technologies that we have patented; however, we do not hold patent rights that cover all of our products, product components, or methods that utilize our products. We also have not conducted a competitive analysis or valuation with respect to our issued and pending patent portfolio in relation to our current products and/or third party competitor products.

We are the assignee of thirteen issued United States patents and eight issued foreign patents. Our current issued United States and foreign patents include patent claims directed to particular electrode configurations, chemical components for shockwave generation and detachable therapy heads with data storage. Our United States patents also include patent claims directed to methods of using acoustic shockwaves, including shockwave devices such as our products, to treat ischemic conditions, spinal cord scar tissue and spinal injuries, body tissues under positive pressure, bone surface gaps, and, within particular treatment parameters, diabetic foot ulcers and pressure sores. While such patented method claims may provide patent protection against certain indirect infringing promotion and sales activities of competing manufacturers and distributors, certain medical methods performed by medical practitioners or related health care entities may be subject to exemption from potential infringement claims under 35 U.S.C. § 287(c) and, therefore, may limit enforcement of claims of our method patents as compared to device and non-medical method patents.
We also currently maintain two United States provisional applications, ten United States non-provisional applications and ten foreign patent applications. Our patent-pending rights include inventions directed to certain shockwave devices and systems, ancillary products and components for shockwave treatment devices, and various methods of using acoustic pressure waves. Such patent-pending methods include, for example, using acoustic pressure waves to treat soft tissue disorders, bones, joints, wounds, skin, blood vessels and circulatory disorders, lymphatic disorders, cardiac tissue, fat and cellulite, cancer, blood and fluids for sterilization, and to destroy pathogens. All of our United States and foreign pending applications either have yet to be examined or require response to an examiner’s office action rejections and, therefore, remain subject to further prosecution, the possibility of further rejections and appeals, and/or the possibility we may elect to abandon prosecution, without assurance that a patent may issue from any pending application.
Under our license to HealthTronics, we reserve exclusive rights in our purchased portfolio as to orthopedic, tendonopathy, skin wounds, cardiac, dental, neural medical conditions and to all conditions in animals (the “Ortho Field”). HealthTronics receives field-exclusive and sublicensable rights under the purchased portfolio as to (1) certain HealthTronics lithotripsy devices in all fields other than the Ortho Field, and (2) all products in the treatment of renal, ureteral, gall stones and other urological conditions (the “Litho Field”). HealthTronics also receives non-exclusive and non-sublicensable rights in the purchased portfolio as to any products in all fields other than the Ortho Field and Litho Field.
Pursuant to mutual amendment and other assignment-back rights under the patent license agreement with HealthTronics, we are also a licensee of certain patents and patent applications that have been assigned to HealthTronics. Under issued U.S. Pat. No. 6,972,116, directed to particular compositions of shockwave device electrodes, we receive a perpetual, exclusive and royalty-free license in the Ortho Field and a non-exclusive license in all other fields other than the Litho Field (reserved exclusively to HealthTronics). We also receive a perpetual, non-exclusive and royalty-free license to six issued foreign patents and one pending United States patent application. Our non-exclusive license is subject to HealthTronics’ sole discretion to further maintain any of the patents and pending applications assigned back to it.
As part of the sale of the veterinary business, we have also granted certain exclusive and non-exclusive patent license rights to Pulse Veterinary Technologies, LLC under most of our patent portfolio to utilize shockwave technologies in the field of non-human mammals.

Given our international patent portfolio, there are growing risks of challenges to our existing and future patent rights. Such challenges may result in invalidation or modification of some or all of our patent rights in a particular patent territory, and reduce our competitive advantage with respect to third party products and services. Such challenges may also require the expenditure of significant financial and managerial resources.
A Swiss-based competitor, SwiTech Medical AG (“SwiTech”), has challenged one of our issued United States patents and three of our issued German patents. The United States Patent & Trademark Office (the “USPTO”) notified us that an ex parte reexamination request was filed on May 19, 2009, against our U.S. Pat. No. 6,080,119, which includes patent claims directed to processes and devices for utilizing a catalyst in shockwave devices to suppress electrolytic formation of gases in a liquid medium surrounding high voltage electrodes. We have not received further notice as to whether the USPTO will grant such request. This United States reexamination request followed SwiTech’s nullity action brought against the foreign counterpart German Pat. No. DE 197 18 512. The German Federal Patent Court ordered a partial revocation of claims of the corresponding German patent and upheld a narrower patent claim directed to further combination of a dispensing container for a catalyst that suppresses the electrolytic creation of gas caused when the high voltage is applied to shockwave device electrodes. Following an assignment to HealthTronics, with a non-exclusive license-back to us, HealthTronics filed an appeal to the partial revocation decision of German Pat. No. DE 197 18 512 that remains pending.
SwiTech also filed a partial nullity action against two claims (out of ten total claims) of German Pat. No. DE 197 18 513. The German Federal Patent Court held in an oral decision on August 6, 2009, that those challenged claims, directed to a shockwave device with a pressure-tight liquid volume including electrodes with a spark gap (claim 1) and further with an additive improving conductivity and/or recombination of electrolytic gas (claim 6), were revoked. The unchallenged claims directed to certain further combinations of electrode and reflector electrical contact, configurations and additive remain in the issued patent. We have not received a formal written decision of the German Patent Court or determined whether to appeal the partial revocation.
SwiTech further filed a partial nullity action against seven claims (out of twenty-two total claims) of German Pat. No. DE 197 18 511 that we have defended which remains pending for oral hearing on February 11, 2010 before the German Federal Patent Court. The challenged German patent claims are directed to shockwave devices, including a therapy head with a detachable mechanical and electrical coupling to a supply unit, and certain dependent claims, including device combinations with other limitations. Unchallenged claims include dependent claims to further device combinations with a detection mechanism and also to device combinations with data communication between a therapy head and a supply unit.
If we become involved in future litigation or any other adverse intellectual property proceeding, for example, as a result of an alleged infringement, or a third party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, including treble damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial condition and results of operation. In addition, any claims relating to the infringement of third party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter into royalty or license agreements which are not advantageous, if available at all.

Trademarks
Since other products on the market compete with our products, we believe that our product brand names are an important factor in establishing product recognition. We have trademark registrations for SANUWAVE® in the United States, European Community, Canada, Japan, Switzerland, Taiwan and under the Madrid Protocol. We have filed pending trademark applications for dermaPACE™ in the United States and Canada and received registrations in the European Community, Japan, South Korea, Switzerland, Taiwan and under the Madrid Protocol. We have received trademark registrations for PACE Pulse Acoustic Cellular Expression™ in the European Community, Hong Kong, Singapore, Switzerland, Taiwan and have pending applications in Canada, China and the Unites States. We have filed pending applications for evoPACE™ and angioPACE™, in Australia, Canada, European Community, Switzerland and the United States of America. We also maintain trademark registrations for the marks Ossatron® (U.S.A. and Germay), Evotron® (U.S.A., Germany and Switzerland), Evotrode® (Germany and Switzerland), Healing Today. Curing Tomorrow® (U.S.A.), HMT® (Switzerland), Orthotripsy® (U.S.A.), Reflectron® (Germany and Switzerland), Reflectrode® (Germany and Switzerland), CSWT® (Switzerland), OSWT® (Switzerland) and TSWT® (Switzerland).
Potential Intellectual Property Issues
Although we believe that the patents and patent applications, including those that we license, provide a competitive advantage, the patent positions of biotechnology and device companies are highly complex and uncertain. The combination product and medical device industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Our success will depend in part on us not infringing on patents issued to others, including our competitors and potential competitors, as well as our ability to enforce our patent rights. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.
Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products and product candidates, or to obtain and use information that we regard as proprietary. In enforcement proceedings in Switzerland, we are currently assisting HealthTronics as an informer of misappropriation by SwiTech and related third parties of intellectual property rights in legacy software and devices relating to assets we purchased from HealthTronics in August 2005. Such present or future actions against violations of our intellectual property rights may incur material expense and divert the attention of management.
Third parties that license our proprietary rights, such as trademarks, patented technology or copyrighted material, may also take actions that diminish the value of our proprietary rights or reputation. In addition, the steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress, patents and similar proprietary rights.
We collaborate with other persons and entities on research, development and commercialization activities and expect to do so in the future. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our collaborators, researchers, licensors, licensees and consultants. In addition, other parties may circumvent any proprietary protection that we do have. As a result, we may not be able to maintain our proprietary position.
For additional risks related to our intellectual property, see “Risk Factors — Risks Related to Intellectual Property.”

Competition
We believe the advanced wound care market is dramatically underserved. Current technologies developed by Kinetic Concepts (“KCI”), Smith & Nephew, ConvaTec, Johnson & Johnson, Molnlycke and 3M manage wounds, but, in our opinion, do not impact the biologic factors to promote healing like our PACE technology. The leading medical device serving this market is the Vacuum Assisted Closure (“V.A.C.”) System, marketed by KCI. The V.A.C. is a negative pressure wound device that applies suction to debride and better manage wounds. KCI successfully launched the V.A.C. in the United States to address the void in advanced wound care, received a Medicare Part B reimbursement code in 2000, gained inclusion in the diabetic foot ulcer guidelines from the Tucson Expert Consensus Conference in 2004 and recorded revenue of $1.4 billion from the V.A.C. in 2008.
The tissue market for regenerative medicine include companies that provide human allograft products and services such as Cook, Integra LifeSciences, LifeCell (acquired by KCI), C.R. Bard, TEI Biosciences, Regranex and Tissue Science Labs, plc. There are also several companies that market extracorporeal shockwave device products targeting lithotripsy and orthopedic markets, including Dornier MedTech, Storz Medical and Tissue Regeneration Technologies, and could ultimately pursue the wound care market. Nevertheless, we believe that dermaPACE has a competitive advantage over all of these existing technologies by achieving wound closure by means of a minimally invasive process through innate biological response to PACE.
Developing and commercializing new products is highly competitive. The market is characterized by extensive research and clinical efforts and rapid technological change. We face intense competition worldwide from medical device, biomedical technology and medical products and combination products companies, including major pharmaceutical companies. We may be unable to respond to technological advances through the development and introduction of new products. Most of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than us. These competitors also may be in the process of seeking FDA or other regulatory approvals, or patent protection, for new products. Our competitors may commercialize new products in advance of our products. Our products also face competition from numerous existing products and procedures, which currently are considered part of the standard of care. In order to compete effectively, our products will have to achieve widespread market acceptance.
Regulatory Matters
FDA Regulation
Each of our products must be cleared or approved by the FDA before it is marketed in the United States. Before and after approval or clearance in the United States, our product candidates are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies. FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, record-keeping, market clearance or approval, advertising and promotion, import and export, marketing and sales, and distribution of medical devices and pharmaceutical products.
In the United States, the FDA subjects medical products to rigorous review. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product candidate, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

The FDA has determined that our technology and product candidates constitute “medical devices.” The FDA determines what center or centers within the FDA will review the product and its indication for use, and also determines under what legal authority the product will be reviewed. For the current indications, our product candidate is being reviewed by the Center for Devices and Radiological Health. However, we cannot be sure that the FDA will not select a different center and/or legal authority for one or more of our other product candidates, in which case the governmental review requirements would vary in some respects.
FDA Approval or Clearance of Medical Devices
In the United States, medical devices are subject to varying degrees of regulatory control and are classified in one of three classes depending on the extent of controls the FDA determines are necessary to reasonably ensure their safety and efficacy:
•	Class I: general controls, such as labeling and adherence to quality system regulations;
•	Class II: special controls, pre-market notification (510(k)), specific controls such as performance standards, patient registries, and postmarket surveillance, and additional controls such as labeling and adherence to quality system; and
•	Class III: special controls and approval of a pre-market approval (“PMA”) application.
Each of our product candidates is in Class I, Class II or Class III, and requires FDA authorization prior to marketing, by means of either a 510(k) clearance or a PMA approval. We are currently proceeding along the path that dermaPACE is a Class III device requiring a PMA approval. Other product candidates alone should be eligible for clearance via the 510(k) route with use of more generic labeling. For example, we may submit and obtain clearance for a 510(k) application for clearance of PACE products for “temporary improvement in blood circulation” utilizing predicate devices.
To request marketing authorization by means of a 510(k) clearance, we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to another legally marketed medical device, has the same intended use, and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. 510(k) submissions generally include, among other things, a description of the device and its manufacturing, device labeling, medical devices to which the device is substantially equivalent, safety and biocompatibility information, and the results of performance testing. In some cases, a 510(k) submission must include data from human clinical studies. Marketing may commence only when the FDA issues a clearance letter finding substantial equivalence. After a device receives 510(k) clearance, any product modification that could significantly affect the safety or effectiveness of the product, or that would constitute a significant change in intended use, requires a new 510(k) clearance or, if the device would no longer be substantially equivalent, would require a PMA. If the FDA determines that the product does not qualify for 510(k) clearance, then the company must submit and the FDA must approve a PMA before marketing can begin.

A PMA application must provide a demonstration of safety and effectiveness, which generally requires extensive pre-clinical and clinical trial data. Information about the device and its components, device design, manufacturing and labeling, among other information, must also be included in the PMA. As part of the PMA review, the FDA will inspect the manufacturer’s facilities for compliance with Quality System Regulation, or QSR, requirements, which govern testing, control, documentation and other aspects of quality assurance with respect to manufacturing. If the FDA determines the application or manufacturing facilities are not acceptable, the FDA may outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. During the review period, an FDA advisory committee, typically a panel of clinicians and statisticians, is likely to be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. The FDA is not bound by the advisory panel decision, but the FDA often follows the panel’s recommendation. If the FDA finds the information satisfactory, it will approve the PMA. The PMA approval can include post-approval conditions, including, among other things, restrictions on labeling, promotion, sale and distribution, or requirements to do additional clinical studies post-approval. Even after approval of a PMA, a new PMA or PMA supplement is required to authorize certain modifications to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.
During the review of either a 510(k) submission or PMA application, the FDA may request more information or additional studies and may decide that the indications for which we seek approval or clearance should be limited. We cannot be sure that our product candidates will be cleared or approved in a timely fashion or at all. The review of combination products is often more complex and more time consuming than the review of a product under the jurisdiction of only one center within the FDA. In addition, laws and regulations and the interpretation of those laws and regulations by the FDA may change in the future. We cannot foresee what effect, if any, such changes may have on us.
Clinical Trials of Medical Devices
One or more clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. Clinical studies of unapproved or uncleared medical devices or devices being studied for uses for which they are not approved or cleared (investigational devices) must be conducted in compliance with FDA requirements. If an investigational device could pose a significant risk to patients, the sponsor company must submit an IDE application to the FDA prior to initiation of the clinical study. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device on humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. Clinical studies of investigational devices may not begin until an institutional review board, or IRB, has approved the study.
During the study, the sponsor must comply with the FDA’s IDE requirements. These requirements include investigator selection, trial monitoring, adverse event reporting, and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. We, the FDA, or the IRB at each institution at which a clinical trial is being conducted may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable risk. During the approval or clearance process, the FDA typically inspects the records relating to the conduct of one or more investigational sites participating in the study supporting the application.

Post-Approval Regulation of Medical Devices
After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
•	the QSR, which governs, among other things, how manufacturers design, test, manufacture, exercise quality control over, and document manufacturing of their products;
•	labeling and claims regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and
•	the Medical Device Reporting regulation, which requires reporting to the FDA certain adverse experiences associated with use of the product.
We continue to be subject to inspection by the FDA to determine our compliance with regulatory requirements, as do our suppliers, contract manufacturers, and contract testing laboratories.
International sales of medical devices manufactured in the United States that are not approved or cleared by the FDA are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported.
Manufacturing cGMP Requirements
If and when we manufacture medical devices, we will be required to comply with applicable FDA manufacturing requirements contained in the FDA’s current good manufacturing practices, or cGMP, regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facility for our products must meet cGMP requirements to the satisfaction of the FDA pursuant to a pre-PMA approval inspection before we can use them. We and some of our third party service providers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess our compliance with applicable regulations. Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, and civil and criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or in product withdrawal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following the approval.
International Regulation
We are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of product standards, packaging requirements, labeling requirements, import and export restrictions and tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.
The primary regulatory body in Canada is Health Canada. In addition to needing appropriate data to obtain market licensing in Canada, SANUWAVE must have an ISO 13485:2003 certification, as well as meet additional requirements of Canadian laws. We currently have this certification and will need to maintain it in order to have the potential to gain approval of a product candidate in Canada.
The primary regulatory environment in Europe is the European Union, which consists of 25 member states and 42 competent authorities encompassing most of the major countries in Europe. In the European Union, the European Medicines Agency (“EMA”) and the European Union Commission have determined that Ossatron, Evotron, Reflectron and dermaPACE will be regulated as medical device products.

The primary regulatory bodies and paths in Asia and Australia are determined by the requisite country authority. In most cases, establishment registration and device licensing are applied for at the applicable Ministry of Health through a local intermediary. The requirements placed on the manufacturer are typically the same as those contained in ISO 9001 or ISO 13485.
European Good Manufacturing Practices (“GMP”)
In the European Union, the manufacture of medical devices is subject to good manufacturing practice, or GMP, as set forth in the relevant laws and guidelines of the European Union and its member states. Compliance with GMP is generally assessed by the competent regulatory authorities. Typically, quality system evaluation is performed by a Notified Body, which also recommends to the relevant competent authority for the European Community CE marking of a device. The Competent Authority may conduct inspections of relevant facilities, and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining approval for each product, in many cases each device manufacturing facility must be audited on a periodic basis by the Notified Body. Further inspections may occur over the life of the product.
U.S. Anti-Kickback and False Claims Laws
In the United States, there are Federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs. These laws are potentially applicable to manufacturers of combination products regulated by the FDA as medical devices, such as us, and hospitals, physicians and other potential purchasers of such products. Other provisions of state and Federal law provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. Although we intend to structure our future business relationships with purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenge by Federal or state enforcement officials under these laws.
Third-Party Reimbursement
We anticipate that sales volumes and prices of the products we commercialize will depend in large part on the availability of coverage and reimbursement from third party payers. Third party payers include governmental programs such as Medicare and Medicaid, private insurance plans, and workers’ compensation plans. These third party payers may deny coverage and reimbursement for a product or therapy, in whole or in part, if they determine that the product or therapy was not medically appropriate or necessary. The third party payers also may place limitations on the types of physicians or clinicians that can perform specific types of procedures. In addition, third party payers are increasingly challenging the prices charged for medical products and services. Some third party payers must also pre-approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the products or therapies. Even though a new product may have been approved or cleared by the FDA for commercial distribution, we may find limited demand for the device until adequate reimbursement has been obtained from governmental and private third party payers.
In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific product lines and procedures. There can be no assurance that procedures using our products will be considered medically reasonable and necessary for a specific indication, that our products will be considered cost-effective by third party payers, that an adequate level of reimbursement will be available or that the third party payers’ reimbursement policies will not adversely affect our ability to sell our products profitably.

A key component in the reimbursement decision by most private insurers and governmental payers, including the Centers for Medicare & Medicaid Services, which administers Medicare, is the assignment of a billing code. Billing codes are used to identify the procedures performed when providers submit claims to third-party payers for reimbursement for medical services. They also generally form the basis for payment amounts. While there are no specific codes for our wound care product candidates, there are existing codes that describe various wound care services and products used during the course of those services. It remains uncertain whether third-party payers will determine that existing billing codes should be used to report procedures using our products. We expect to demonstrate through clinical evidence and economic studies that clinical outcomes achieved with our products are comparable or superior to other covered therapies. For non-wound care indications of our product candidates, we expect that a new billing code will likely be required, and we will seek a new code as part of our efforts to commercialize such product candidates.
In the United States, some insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive. Some managed care programs are paying their providers on a per capita basis, which puts the providers at financial risk for the services provided to their patients by paying these providers a predetermined payment per member per month, and consequently, may limit the willingness of these providers to use products, including ours.
We believe that the overall escalating costs of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. In addition, recent healthcare reform measures, as well as legislative and regulatory initiatives at the Federal and state levels, create significant additional uncertainties. There can be no assurance that third-party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or reimbursement policies of third party payers will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. The unavailability or inadequacy of third party payer coverage or reimbursement would have a material adverse effect on our business, operating results and financial condition.
Environmental and Occupational Safety and Health Regulations
Our operations are subject to extensive Federal, state, provincial and municipal environmental statutes, regulations and policies, including those promulgated by the Occupational Safety and Health Administration, the United States Environmental Protection Agency, Environment Canada, Alberta Environment, the Department of Health Services, and the Air Quality Management District, that govern activities and operations that may have adverse environmental effects such as discharges into air and water, as well as handling and disposal practices for solid and hazardous wastes. Some of these statutes and regulations impose strict liability for the costs of cleaning up, and for damages resulting from, sites of spills, disposals, or other releases of contaminants, hazardous substances and other materials and for the investigation and remediation of environmental contamination at properties leased or operated by us and at off-site locations where we have arranged for the disposal of hazardous substances. In addition, we may be subject to claims and lawsuits brought by private parties seeking damages and other remedies with respect to similar matters. We have not to date needed to make material expenditures to comply with current environmental statutes, regulations and policies. However, we cannot predict the impact and costs those future statutes, regulations and policies will have on our business.

Milestone and Royalty Payments
Under an agreement with Sci-Do AG, an Austrian company from which we purchased certain patents, we are required to make various milestone and royalty payments based on the occurrence of certain events. Pursuant to the terms of the agreement, we are required to make a royalty payment of $100,000 upon FDA approval of our product for wound care. In addition, we are required to make royalty payments, based on 1% of operating profit, for sales of FDA-approved wound care products in excess of $500,000 of earnings before interest and taxes. During the period beginning September 2005 through June 2009, we have paid $300,000 under the agreement.
Legal Proceedings
Other than legal proceedings relating to our intellectual property, there are no material pending legal proceedings to which we are a party or of which any of our properties are subject; nor are there material proceedings known to us to be contemplated by any governmental authority. We have several material pending legal proceedings relating to our patents. For information regarding these legal proceedings, please see “Intellectual Property — Patents” above. There are no material proceedings known to us, pending or contemplated, in which any of our directors, officers or affiliates or any of our principal security holders, or any associate of any of the foregoing, is a party or has an interest adverse to us.
Employees
As of September, 2009, we had a total of 21 employees in the United States and two in Switzerland. Of these 23 full-time employees, eight were engaged in research and development, including clinical, regulatory and quality. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe our relationship with our employees is good.
RISK FACTORS
Risks Related to Our Business
We have a history of losses and we expect to continue to incur losses and may not achieve or maintain profitability.
We have invested and continue to invest a significant portion of our time and resources in developing and testing our PACE product candidates, with current emphasis on dermaPACE. As a result of our significant research, clinical development, regulatory compliance and general and administrative expenses, we expect to incur losses for at least the next several years as we continue to incur significant expenses for clinical trials. As of June 30, 2009, we had an accumulated deficit of $33.3 million. In June 2009, we sold our Versatron® veterinary product line. This transaction enabled us to focus our expertise and future development efforts on the development of our PACE technology in wound care, orthopedic/spine, plastic/cosmetic and cardiac conditions. Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenues and we may never achieve or maintain profitability.

Current economic conditions could adversely affect our operations.
According to the National Bureau of Economic Research, the United States economy has been in a recession since December 2007. This economic downturn and the instability of markets have made the business climate more volatile and more costly. Consequently, our general business strategy may be adversely affected by unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. While we believe that our existing cash and investments will be sufficient to meet our anticipated cash requirements at least through the first quarter of 2010, a more radical economic downturn or increase in our expenses will likely make it more difficult for us to seek additional financing, and may force us to accept less than attractive rates or terms that are excessively dilutive to existing stockholders. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business strategy, financial performance and stock price, and could require us to delay or abandon product development plans or plans to acquire additional technology.
There is a risk that one or more suppliers, clinical investigators, consultants and other partners may encounter difficulties during these challenging economic times, which would directly affect our ability to attain our operating goals on schedule and on budget.
The current economic conditions may also adversely affect our potential customers, including patients, medical professionals and their practices, hospitals and other healthcare providers. These conditions may also impact the overall amount spent on healthcare generally. This could result in a decrease in the demand for our products, longer sales cycles, slower adoption of our new technology and increased price competition.
Our product candidates may not be developed or commercialized successfully.
Our product candidates are based on a technology that often times has not been used previously in the manner we propose and must compete with more established treatments currently accepted as the standards of care. Market acceptance of our products will largely depend on our ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use.
We are subject to the risks that:
•	the FDA or a foreign regulatory authority finds our product candidates ineffective or unsafe;
•	we do not receive necessary regulatory approvals;
•	we are unable to get our product candidates in commercial quantities at reasonable costs; and
•	the patient and physician community does not accept our product candidates.
In addition, our product development program may be curtailed, redirected, eliminated or delayed at any time for many reasons, including:
•	adverse or ambiguous results;
•	undesirable side effects that delay or extend the trials;
•	the inability to locate, recruit, qualify and retain a sufficient number of clinical investigators or patients for our trials; and
•	regulatory delays or other regulatory actions.

We cannot predict whether we will successfully develop and commercialize our product candidates. If we fail to do so, we will not be able to generate substantial revenues, if any.
The medical device/therapeutic product industries are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer and more effective than any products we may develop, our commercial opportunities will be reduced or eliminated.
Our success depends, in part, upon our ability to maintain a competitive position in the development of technologies and products. We face competition from established medical device, pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies, and private and public research institutions in the United States and abroad. Many of our principal competitors have significantly greater financial resources and expertise than we do in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with, or mergers with or acquisitions by, large and established companies or through the development of novel products and technologies.
The industry in which we operate has undergone, and we expect it to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technological advances are made. Our competitors may develop and commercialize pharmaceutical, biotechnology or medical devices that are safer or more effective, have fewer side effects or are less expensive than any products that we may develop. We also compete with our competitors in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.
If our products and product candidates do not gain market acceptance among physicians, patients and the medical community, we may be unable to generate significant revenues, if any.
Even if we obtain regulatory approval for our product candidates, they may not gain market acceptance among physicians, healthcare payers, patients and the medical community. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products and the reimbursement policies of government and third party payers. Physicians may not prescribe our approved products for a variety of reasons and patients may determine for any reason that our product is not useful to them. If any of our approved products fail to achieve market acceptance, our ability to generate revenues will be limited.
We currently purchase most of our raw materials from single suppliers. If we are unable to obtain raw materials and other products from our suppliers that we depend on for our operations, our ability to deliver our products to market will likely be impeded.
We depend on suppliers for raw materials and other components that are subject to stringent regulatory requirements. We currently purchase most of our raw materials from single suppliers and the loss of any of these suppliers could result in a disruption in our production. If this were to occur, it may be difficult to arrange a replacement supplier because certain of these materials may only be available from one or a limited number of sources. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. In addition, establishing additional or replacement suppliers for these materials may take a substantial period of time, as certain of these suppliers must be approved by regulatory authorities.

If we are unable to secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then the manufacturing of our products may be disrupted, which could increase our costs and have a material adverse effect on our revenues.
The loss of our key management and scientific personnel would likely hinder our ability to execute our business plan.
As a small company with 23 employees, our success depends on the continuing contributions of our management team and scientific personnel, and on maintaining relationships with the network of medical and academic centers that conduct our clinical trials. We depend on the services of our key scientific employees and principal members of our management team. Our success depends in large part on our ability to attract and retain highly qualified personnel. We face intense competition in our hiring efforts from other pharmaceutical, biotechnology and medical device companies, as well as from universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more of these individuals, or our inability to attract additional qualified personnel, could substantially impair our ability to implement our business plan.
We face an inherent risk of liability in the event that the use or misuse of our product candidates results in personal injury or death.
The use of our product candidates in clinical trials and the sale of any approved products may expose us to product liability claims which could result in financial loss. Our clinical and commercial product liability insurance coverage may not be sufficient to cover claims that may be made against us. In addition, we may not be able to maintain insurance coverage at a reasonable cost, or in sufficient amounts or scope, to protect us against losses. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management team and other resources, and adversely impact or eliminate the prospects for commercialization of the product candidate, or sale of the product, which is the subject of any such claim. Although we do not promote any off-label use, off-label uses of products are common and the FDA does not regulate a physician’s choice of treatment. Off-label uses of any product for which we obtain approval may subject us to additional liability.
Risks Related to Intellectual Property
The protection of our intellectual property is critical to our success and any failure on our part to adequately protect those rights could materially adversely affect our business.
Our commercial success depends to a significant degree on our ability to:
•	obtain and/or maintain protection for our product candidates under the patent laws of the United States and other countries;
•	defend and enforce our patents once obtained;
•	obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to our technology, both in the United States and other countries;

•	maintain trade secrets and other intellectual property rights relating to our product candidates; and
•	operate without infringing upon the patents, trademarks, copyrights and proprietary rights of third parties.
The degree of intellectual property protection for our technology is uncertain, and only limited intellectual property protection may be available for our product candidates, which may prevent us from gaining or keeping any competitive advantage against our competitors. Although we believe the patents that we own or license, and the patent applications that we own or license, generally provide us a competitive advantage, the patent positions of biotechnology, biopharmaceutical and medical device companies are generally highly uncertain, involve complex legal and factual questions and have been the subject of much litigation. Neither the United States Patent and Trademark Office nor the courts have a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Further, a court or other government agency could interpret our patents in a way such that the patents do not adequately cover our current or future product candidates. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.
We also rely upon trade secrets and unpatented proprietary know-how and continuing technological innovation in developing our products, especially where we do not believe patent protection is appropriate or obtainable. We seek to protect this intellectual property, in part, by generally requiring our employees, consultants, and current and prospective business partners to enter into confidentiality agreements in connection with their employment, consulting or advisory relationships with us, where appropriate. We also require our employees, consultants, researchers and advisors who we expect to work on our products and product candidates to agree to disclose and assign to us all inventions conceived during the work day, developed using our property or which relate to our business. We may lack the financial or other resources to successfully monitor and detect, or to enforce our rights in respect of, infringement of our rights or breaches of these confidentiality agreements. In the case of any such undetected or unchallenged infringements or breaches, these confidentiality agreements may not provide us with meaningful protection of our trade secrets and unpatented proprietary know-how or adequate remedies. In addition, others may independently develop technology that is similar or equivalent to our trade secrets or know-how. If any of our trade secrets, unpatented know-how or other confidential or proprietary information is divulged to third parties, including our competitors, our competitive position in the marketplace could be harmed and our ability to sell our products successfully could be severely compromised. Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is also difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensees, evaluators, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

In particular, we cannot assure you that:
•	we or the owners or other inventors of the patents that we own or that have been licensed to us, or that may be issued or licensed to us in the future, were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies upon which we rely;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our patent applications will result in issued patents;
•	the patents and the patent applications that we own or that have been licensed to us, or that may be issued or licensed to us in the future, will provide a basis for commercially viable products or will provide us with any competitive advantages, or will not be challenged by third parties;
•	the patents and the patent applications that have been licensed to us are valid and enforceable;
•	we will develop additional proprietary technologies that are patentable;
•	we will be successful in enforcing the patents that we own or license and any patents that may be issued or licensed to us in the future against third parties;
•	the patents of third parties will not have an adverse effect on our ability to do business; or
•	our trade secrets and proprietary rights will remain confidential.
Accordingly, we may fail to secure meaningful patent protection relating to any of our existing or future product candidates or discoveries despite the expenditure of considerable resources. Further, there may be widespread patent infringement in countries in which we may seek patent protection, including countries in Europe, which may instigate expensive and time consuming litigation which could adversely affect the scope of our patent protection. In addition, others may attempt to commercialize products similar to our product candidates in countries where we do not have adequate patent protection. Failure to obtain adequate patent protection for our product candidates, or the failure by particular countries to enforce patent laws or allow prosecution for alleged patent infringement, may impair our ability to be competitive. The availability of infringing products in markets where we have patent protection, or the availability of competing products in markets where we do not have adequate patent protection, could erode the market for our product candidates, negatively impact the prices we can charge for our product candidates, and harm our reputation if infringing or competing products are manufactured to inferior standards.
Patent applications owned by or licensed to us may not result in issued patents, and our competitors may commercialize the discoveries we attempt to patent.
The patent applications that we own and that have been licensed to us, and any future patent applications that we may own or that may be licensed to us, may not result in the issuance of any patents. The standards that the United States Patent and Trademark Office and foreign patent offices use to grant patents are not always applied predictably or uniformly and can change. Consequently, we cannot be certain as to the type and scope of patent claims to which we may in the future be entitled under our license agreements or that may be issued to us in the future. These applications may not be sufficient to meet the statutory requirements for patentability and, therefore, may not result in enforceable patents covering the product candidates we want to commercialize. Further, patent applications in the United States that are not filed in other countries may not be published or generally are not published until at least 18 months after they are first filed, and patent applications in certain foreign countries generally are not published until many months after they are filed. Scientific and patent publication often occurs long after the date of the scientific developments disclosed in those publications. As a result, we cannot be certain that we will be the first creator of inventions covered by our patents or applications, or the first to file such patent applications. As a result, our issued patents and our patent applications could become subject to challenge by third parties that created such inventions or filed patent applications before us or our licensors, resulting in, among other things, interference proceedings in the United States Patent and Trademark Office to determine priority of discovery or invention. Interference proceedings, if resolved adversely to us, could result in the loss of or significant limitations on patent protection for our products or technologies. Even in the absence of interference proceedings, patent applications now pending or in the future filed by third parties may prevail over the patent applications that have been or may be owned by or licensed to us or that we may file in the future, or may result in patents that issue alongside patents issued to us or our licensors or that may be issued or licensed to us in the future, leading to uncertainty over the scope of the patents owned by or licensed to us or that may in the future be owned by us or our freedom to practice the claimed inventions.
Our patents may not be valid or enforceable, and may be challenged by third parties.
We cannot assure you that the patents that have been issued or licensed to us would be held valid by a court or administrative body or that we would be able to successfully enforce our patents against infringers, including our competitors. The issuance of a patent is not conclusive as to its validity or enforceability, and the validity and enforceability of a patent is susceptible to challenge on numerous legal grounds. Challenges raised in patent infringement litigation brought by or against us may result in determinations that patents that have been issued or licensed to us or any patents that may be issued to us or our licensors in the future are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in these patents without paying licensing fees or royalties to us, which could significantly diminish the value of our intellectual property and our competitive advantage. Even if our patents are held to be enforceable, others may be able to design around our patents or develop products similar to our products that are not within the scope of any of our patents.
In addition, enforcing the patents that we own or license, and any patents that may be issued to us in the future, against third parties may require significant expenditures regardless of the outcome of such efforts. Our inability to enforce our patents against infringers and competitors may impair our ability to be competitive and could have a material adverse effect on our business.
Issued patents and patent licenses may not provide us with any competitive advantage or provide meaningful protection against competitors.
The discoveries or technologies covered by issued patents we own or license may not have any value or provide us with a competitive advantage, and many of these discoveries or technologies may not be applicable to our product candidates at all. We have devoted limited resources to identifying competing technologies that may have a competitive advantage relative to ours, especially those competing technologies that are not perceived as infringing on our intellectual property rights. In addition, the standards that courts use to interpret and enforce patent rights are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, we cannot be certain as to how much protection, if any, will be afforded by these patents with respect to our products if we, our licensees or our licensors attempt to enforce these patent rights and those rights are challenged in court.
The existence of third party patent applications and patents could significantly limit our ability to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, we may be enjoined from pursuing research, development or commercialization of product candidates or may be required to obtain licenses, if available, to these patents or to develop or obtain alternative technology. If another party controls patents or patent applications covering our product candidates, we may not be able to obtain the rights we need to those patents or patent applications in order to commercialize our product candidates or we may be required to pay royalties, which could be substantial, to obtain licenses to use those patents or patent applications.

In addition, issued patents may not provide commercially meaningful protection against competitors. Other parties may seek and/or be able to duplicate, design around or independently develop products having effects similar or identical to our patented product candidates that are not within the scope of our patents.
Limitations on patent protection in some countries outside the United States, and the differences in what constitutes patentable subject matter in these countries, may limit the protection we have under patents issued outside of the United States. We do not have patent protection for our product candidates in a number of our target markets. The failure to obtain adequate patent protection for our product candidates in any country would impair our ability to be commercially competitive in that country.
The ability to market the products we develop is subject to the intellectual property rights of third parties.
The biotechnology, biopharmaceutical and medical device industries are characterized by a large number of patents and patent filings and frequent litigation based on allegations of patent infringement. Competitors may have filed patent applications or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Third parties may claim that our products or related technologies infringe their patents. Further, we, our licensees or our licensors, may need to participate in interference, opposition, protest, reexamination or other potentially adverse proceedings in the United States Patent and Trademark Office or in similar agencies of foreign governments with regards to our patents, patent applications, and intellectual property rights. In addition, we, our licensees or our licensors may need to initiate suits to protect our intellectual property rights.
Litigation or any other proceeding relating to intellectual property rights, even if resolved in our favor, may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, in certain cases, result in substantial additional expenses to license technologies from third parties. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. An unfavorable outcome in any patent infringement suit or other adverse intellectual property proceeding could require us to pay substantial damages, including possible treble damages and attorneys’ fees, cease using our technology or developing or marketing our products, or require us to seek licenses, if available, of the disputed rights from other parties and potentially make significant payments to those parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms. Even if we are able to obtain rights to a third party’s patented intellectual property, those rights may be nonexclusive and, therefore, our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our product candidates or may have to cease some of our business operations as a result of patent infringement claims, which could materially harm our business. We cannot guarantee that our products or technologies will not conflict with the intellectual property rights of others.

If we need to redesign our products to avoid third party patents, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, clinical, manufacturing or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective and/or less commercially desirable products, if the redesigns are possible at all.
Additionally, any involvement in litigation in which we, our licensees or our licensors are accused of infringement may result in negative publicity about us or our products, injure our relations with any then-current or prospective customers and marketing partners, and cause delays in the commercialization of our products.
Regulatory Risks
We are subject to extensive governmental regulation, including the requirement of FDA approval or clearance, before our product candidates may be marketed.
Both before and after approval or clearance of our product candidates, we, our product candidates, our suppliers, our contract manufacturers and our contract testing laboratories are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions:
•	warning letters;
•	fines and other monetary penalties;
•	unanticipated expenditures;
•	delays in FDA approval and clearance, or FDA refusal to approve or clear a product candidate:
•	product recall or seizure;
•	interruption of manufacturing or clinical trials;
•	operating restrictions;
•	injunctions; and
•	criminal prosecutions.
The process of obtaining FDA approval is lengthy, expensive and uncertain, and we cannot be sure that our product candidates will be approved in a timely fashion, or at all. If the FDA does not approve or clear our product candidates in a timely fashion, or at all, our business and financial condition would likely be adversely affected. We cannot be sure that the FDA will not select a different center and/or different legal authority for our other product candidates, in which case the path to regulatory approval would be different and could be more lengthy and costly.
In addition to the approval and clearance requirements, other numerous and pervasive regulatory requirements apply, both before and after approval or clearance, to us, our products and product candidates, and our suppliers, contract manufacturers and contract laboratories. These include requirements related to the following:
•	testing;
•	manufacturing;
•	quality control;
•	labeling;
•	advertising;
•	promotion;
•	distribution;
•	export;
•	reporting to the FDA certain adverse experiences associated with the use of the products; and
•	obtaining additional approvals or clearances for certain modifications to the products or their labeling or claims.

We are also subject to inspection by the FDA to determine our compliance with regulatory requirements, as are our suppliers, contract manufacturers and contract testing laboratories, and we cannot be sure that the FDA will not indentify compliance issues that may disrupt production or distribution, or require substantial resources to correct.
The FDA’s requirements may change and additional government regulations may be promulgated that could affect us, our product candidates, and our suppliers, contract manufacturers and contract laboratories. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon our business.
Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products abroad.
International sales of our products and any of our product candidates that we commercialize are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of our product candidates in markets outside the United States will be subject to regulatory approvals in those jurisdictions. The regulatory review process varies from country to country. Many countries impose product standards, packaging and labeling requirements, and import restrictions on medical devices. In addition, each country has its own tariff regulations, duties and tax requirements. The approval by foreign government authorities is unpredictable and uncertain, and can be expensive. Our ability to market our approved products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.
Prior to marketing our products in any country outside the United States, we must obtain marketing approval in that country. Approval and other regulatory requirements vary by jurisdiction and differ from the United States’ requirements. We may be required to perform additional pre-clinical or clinical studies even if FDA approval has been obtained.
The results of our clinical trials may be insufficient to obtain regulatory approval for our product candidates.
We will only receive regulatory approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or the applicable foreign regulatory agency, in well designed and conducted clinical trials, that the product candidate is safe and effective. If we are unable to demonstrate that a product candidate will be safe and effective in advanced clinical trials involving larger numbers of patients, we will be unable to submit the necessary application to receive regulatory approval to commercialize the product candidate. We face risks that:
•	the product candidate may not prove to be safe or effective;
•	the product candidate’s benefits may not outweigh its risks;
•	the results from more advanced clinical trials may not confirm the positive results from pre-clinical studies and early clinical trials;
•	the FDA or comparable foreign regulatory authorities may interpret data from pre-clinical and clinical testing in different ways than us; and
•	the FDA or other regulatory agencies may require additional or expanded trials.

If we fail to obtain an adequate level of reimbursement for our approved products by third party payers, there may be no commercially viable markets for our approved products or the markets may be much smaller than expected.
The availability and levels of reimbursement by governmental and other third party payers affect the market for our approved products. The efficacy, safety, performance and cost-effectiveness of our product and product candidates, and of any competing products, will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our approved products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our approved products in the international markets in which those approvals are sought.
We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our future approved products currently under development and limit our ability to sell our approved products on a profitable basis. In addition, third party payers continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our approved products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, market acceptance of our approved products would be impaired and our future revenues, if any, would be adversely affected.
If we fail to comply with the United States Federal Anti-Kickback Statute and similar state laws, we could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which would have a material adverse effect on our business and results of operations.
A provision of the Social Security Act, commonly referred to as the Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for, or recommending the ordering, purchasing or leasing of, items or services payable by Medicare, Medicaid or any other Federal healthcare program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our approved products may be sold have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by Federal healthcare programs, but instead apply regardless of the source of payment. Violations of the Federal Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in Federal healthcare programs.
All of our financial relationships with healthcare providers and others who provide products or services to Federal healthcare program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state laws. We believe our operations are in compliance with the Federal Anti-Kickback Statute and similar state laws. However, we cannot be certain that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us and could divert management’s attention from operating our business, which in turn could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute or similar state laws, the consequences of such violations would likely have a material adverse effect on our business and results of operations.

Patients may discontinue their participation in our clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of our development programs.
Clinical trials for our product candidates require sufficient patient enrollment. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Patients enrolled in our clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including withdrawing their consent or experiencing adverse clinical events, which may or may not be judged to be related to our product candidates under evaluation. If a large number of patients in any one of our studies discontinue their participation in the study, the results from that study may not be positive or may not support a filing for regulatory approval of our product candidates.
In addition, the time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the following:
•	the size of the patient population;
•	the nature of the clinical protocol requirements;
•	the availability of other treatments or marketed therapies (whether approved or experimental);
•	our ability to recruit and manage clinical centers and associated trials;
•	the proximity of patients to clinical sites; and
•	the patient eligibility criteria for the study.
Product quality or performance issues may be discovered through ongoing regulation by the FDA and by comparable international agencies, as well as through our internal standard quality process.
The medical device industry is subject to substantial regulation by the FDA and by comparable international agencies. In addition to requiring clearance or approval to market new or improved devices, we are subject to ongoing regulation as a device manufacturer. Governmental regulations cover many aspects of our operations, including quality systems, marketing and device reporting. As a result, we continually collect and analyze information about our product quality and product performance through field observations, customer feedback and other quality metrics. If we fail to comply with applicable regulations or if post market safety issues arise, we could be subject to enforcement sanctions, our promotional practices may be restricted, and our marketed products could be subject to recall or otherwise impacted. Each of these potential actions could result in a material adverse effect on our operating results.
The use of hazardous materials in our operations may subject us to environmental claims or liability.
We conduct research and development and some manufacturing operations in our Alpharetta, Georgia facility. Our research and development process involves the controlled use of hazardous materials and chemicals. We will conduct experiments that are common in the medical device industry, in which we may use small quantities of chemicals, including those that are corrosive, toxic and flammable. The risk of accidental injury or contamination from these materials cannot be eliminated. We do not maintain a separate insurance policy for these types of risks. In the event of an accident or environmental discharge or contamination, we may be held liable for any resulting damages, and any liability could exceed our resources. We are subject to Federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Risks Related to Our Common Stock
We are no longer able to rely on Prides Capital Partners, LLC and NightWatch Capital LLC for financial support, and must now rely on third parties for financing.
In the past, we have relied on Prides Capital Partners, LLC (“Prides”) and NightWatch Capital LLC (“NightWatch”) for the ongoing financial support necessary to operate our business. Neither Prides nor NightWatch currently provides us with financing or financial support, nor do they currently intend to provide us any additional financing or financial support in the future. To the extent we must obtain financing to support our cash needs, we will be entirely reliant on third parties for financing. We do not have any lines of credit or other financing arrangements in place with banks or other financial institutions. Therefore, we may require additional financing in the future, and additional financing may not be available at times, in amounts or on terms acceptable to us, or at all, which would have a material adverse effect on our business.
If we are unable to successfully raise additional capital in the future, our product development could be limited and our long term viability may be threatened; however, if we do raise additional capital, your percentage ownership as a stockholder could decrease and constraints could be placed on the operations of our business.
We have experienced negative operating cash flows since our inception and have funded our operations primarily from proceeds received from sales of our capital stock, the issuance of notes payable to related parties, the sale of our veterinary division in June 2009 and product sales. We believe our existing cash and investments will be sufficient to meet our anticipated cash requirements at least through the first quarter of 2010. We will seek to obtain additional funds at any time in the future through equity or debt financings, or strategic alliances with third parties, either alone or in combination with equity financings. These financings could result in substantial dilution to the holders of our common stock or require contractual or other restrictions on our operations or on alternatives that may be available to us. If we raise additional funds by issuing debt securities, these debt securities could impose significant restrictions on our operations. Any such required financing may not be available in amounts or on terms acceptable to us, and the failure to procure such required financing could have a material adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern.
A variety of factors could impact our need to raise additional capital, the timing of any required financings and the amount of such financings. Factors that may cause our future capital requirements to be greater than anticipated or could accelerate our need for funds include, without limitation:
•	unforeseen developments during our pre-clinical activities and clinical trials;
•	delays in timing of receipt of required regulatory approvals;
•	unanticipated expenditures in research and development or manufacturing activities;
•	delayed market acceptance of any approved product;
•	unanticipated expenditures in the acquisition and defense of intellectual property rights;
•	the failure to develop strategic alliances for the marketing of some of our product candidates;
•	additional inventory builds to adequately support the launch of new products;

•	unforeseen changes in healthcare reimbursement for procedures using any of our approved products;
•	inability to train a sufficient number of physicians to create a demand for any of our approved products;
•	lack of financial resources to adequately support our operations;
•	difficulties in maintaining commercial scale manufacturing capacity and capability;
•	unforeseen problems with our third-party manufacturers, service providers or specialty suppliers of certain raw materials;
•	unanticipated difficulties in operating in international markets;
•	unanticipated financial resources needed to respond to technological changes and increased competition;
•	unforeseen problems in attracting and retaining qualified personnel to market our approved products;
•	enactment of new legislation or administrative regulations;
•	the application to our business of new court decisions and regulatory interpretations;
•	claims that might be brought in excess of our insurance coverage;
•	the failure to comply with regulatory guidelines; and
•	the uncertainty in industry demand and patient wellness behavior as businesses and individuals suffer from the current economic downturn.
In addition, although we have no present commitments or understandings to do so, we may seek to expand our operations and product line through acquisitions or joint ventures. Any acquisition or joint venture would likely increase our capital requirements.
If adequate financing is not available, we may be required to delay, scale back or eliminate our operations. Consequently, our long-term viability would be threatened.
Prides and NightWatch control and may continue to control us and may have conflicts of interest with us or you in the future.
As of September 25, 2009, Prides owned 66.9% of our outstanding common stock and NightWatch owned 17.0% of our outstanding common stock. In addition, certain of our directors were appointed by Prides and NightWatch to serve on our board of directors. For as long as Prides and NightWatch own a majority of our shares of common stock, they will be able to control the election of all of the members of our board of directors and control the vote of stockholders on other matters. For as long as they own a significant percentage of our outstanding stock, even if less than a majority, Prides and NightWatch will be able to control and exercise significant influence over our business affairs, including the strategic direction of our business generally, the incurrence of indebtedness by us, the issuance of any additional equity securities, the repurchase of equity securities and the payment of dividends, and will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including mergers, consolidations, sales or dispositions of assets, reductions in share capital, other business combinations and amendments to our articles of incorporation. Prides and NightWatch may take actions with which you or we do not agree, including actions that delay, defer or prevent a change in control of our company or that could adversely affect the market price of our common stock. In addition, they may take other action that might be favorable to them, but not favorable to us or our other stockholders. Also, if either Prides or NightWatch sells all or a portion of its interest in us, it may cause the value of your investment to decrease.

Our stock price may be volatile.
The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:
•	changes in our industry;
•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	period-to-period fluctuations in our operating results;
•	new regulatory requirements and changes in the existing regulatory environment; and
•	general economic conditions and other external factors.
In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.
There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.
To date, there has been no liquid trading market for our common stock and we cannot predict how liquid the market for our common stock might become. Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), which is an inter-dealer, over-the-counter market that provides significantly less liquidity than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. The market price for our common stock is subject to volatility and holders of our common stock may be unable to resell their shares at or near their original purchase price, or at any price. In the absence of an active trading market:
•	investors may have difficulty buying and selling, or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.
If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will likely adversely affect the liquidity of our common stock.
The trading price of our common stock is less than $5.00 per share and, as a result, our common stock is considered a “penny stock,” and trading in our common stock is subject to requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.
SEC Regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because only a few brokers or dealers are likely to undertake these compliance activities. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.
Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements and others have been adopted by companies in response to the requirements of national securities exchanges, such as the New York Stock Exchange and the NASDAQ Stock Market. Among the corporate governance measures that are required under the rules of the national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While we intend to adopt certain corporate governance measures, such as a code of ethics and an established audit committee, we presently only have one independent director. It is possible that if we were to have more independent directors on our board of directors, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of a compensation committee comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our executive officers may be made by our directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of both corporate governance measures and a majority of independent directors in formulating their investment decisions.
We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.
We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are an emerging medical technology company focused on the development and commercialization of noninvasive, biological response activating devices in the regenerative medicine area for the repair and regeneration of tissue, musculoskeletal and vascular structures. Our portfolio of products and product candidates activate biologic signaling and angiogenic responses, including new vascularization and microcirculatory improvement, helping to restore the body’s normal healing processes and regeneration. We intend to apply our Pulsed Acoustic Cellular Expression (PACE™) technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions.

We believe we have demonstrated that our PACE technology is safe and effective in stimulating healing in chronic conditions of the foot and the elbow through our United States Class III PMA approved Ossatron® device, and in the stimulation of bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of our Ossatron and Evotron® devices in Europe. Our lead product candidate for the global wound care market, dermaPACE™, has received the European Conformity Marking (“CE Mark”) allowing for commercial use on acute and chronic defects of the skin and subcutaneous soft tissue.
With the divestiture of our worldwide Versatron® veterinary product line in June 2009, we are now entirely focused on developing our PACE technology to stimulate healing in:
•	wound conditions, including diabetic foot ulcers, pressure sores, burns and other skin eruption conditions;
•	orthopedic/spine applications, such as speeding the healing of fractures (including non-union or delayed-union conditions), improving bone density in osteoporosis, fusing bones in the extremities and spine, eliminating chronic pain in joints from trauma or arthritis, and other potential sports injury applications;
•	plastic/cosmetic applications such as cellulite smoothing, graft and transplant acceptance, skin tightening, scarring and other potential aesthetic uses; and
•	cardiac structures for removing plaque due to atherosclerosis and improving heart muscle performance.
Recent Developments
We are enrolling patients for our first IDE wound care clinical study focused on the healing of diabetic foot ulcers utilizing our lead product candidate, dermaPACE. We believe our experience from preclinical research and the clinical use of our predecessor devices in Europe and Asia, as well as our Ossatron device in the United States for the last nine years, demonstrate the safety, clinical utility and efficacy of our product candidates. In addition, we have preclinical programs focused on the development and better understanding of treatments specific to our target applications, as well as toward the development of next generation devices utilizing our PACE technology to maximize healing response and intervention.
We believe that those studies suggest that our platform technology will be effective in our target applications. If successful, we expect these clinical studies should lead to regulatory approval of our regenerative product candidates in the United States, Europe and Asia. If approved by the appropriate regulatory authorities, we believe that our product candidates will offer new, effective and noninvasive treatment options in wound healing, orthopedic/spine injuries, plastic/cosmetic uses and cardiac procedures to improve the quality of life for millions of patients suffering injuries or deterioration of tissue, bones and vascular structures.
Financial Overview
Since our inception in 2005, we have funded our operations from the sale of capital stock (primarily convertible participating preferred stock), the issuance of notes payable to related parties, the sale of our veterinary division in June 2009, and product sales. At June 30, 2009, the balance of cash and cash equivalents totaled $3.1 million.
We continue to incur research and development expenses for clinical trials and the development of products for additional indications. We expect that research and development expenses will continue to increase as a result of new and ongoing clinical and pre-clinical studies in the United States and in Europe, as well as expenses associated with regulatory filings. In addition, we anticipate that our general and administrative expenses will continue to increase as we expand our operations, facilities and other administrative activities related to our efforts to bring our product candidates to commercialization.

Since our inception, we have incurred losses from operations each year. As of June 30, 2009, we had an accumulated deficit of $33.3 million. Although the size and timing of our future operating losses are subject to significant uncertainty, we expect that operating losses will continue over the next few years as we continue to fund our research and development activities and clinical trials, and as we prepare for a future sales network to represent our products. In addition, given the sale of our veterinary division in 2009 and the discontinuation of the Ossatron mobile service business in 2008, we do not currently have an FDA approved product in commercialization in the United States.
We cannot reasonably estimate the nature, timing and costs of the efforts necessary to complete the development and approval of, or the period in which material net cash flows are expected to be generated from, any of our products, due to the numerous risks and uncertainties associated with developing products, including the uncertainty of:
•	the scope, rate of progress and cost of our clinical trials;
•	future clinical trial results;
•	the cost and timing of regulatory approvals;
•	the establishment of marketing, sales and distribution;
•	the cost and timing associated with establishing reimbursement for our products;
•	the timing and results of our pre-clinical research programs;
•	the effects of competing technologies and market developments; and
•	the industry demand and patient wellness behavior as businesses and individuals suffer from the current economic downturn.
Any failure to complete the development of our product candidates in a timely manner, or any failure to successfully market and commercialize our product candidates, would have a material adverse effect on our operations, financial position and liquidity. A discussion of the risks and uncertainties associated with us and our business are set forth under “Risk Factors.”
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.
On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expenses, fair valuation of inventory, fair valuation of stock related to stock-based compensation and income taxes. We base our estimates on authoritative literature and pronouncements, historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. The results of our operations for any historical period are not necessarily indicative of the results of our operations for any other future period.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements filed with this Current Report on Form 8-K, we believe that the following accounting policies relating to revenue recognition, research and development costs, inventory valuation, accrued expenses and deferred liabilities, stock-based compensation and income taxes are significant and, therefore, important to aid you in fully understanding and evaluating our reported financial results.
Revenue Recognition
We follow the revenue recognition criteria outlined in Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements (“SAB 101”), as amended by SAB 104, Revenue Recognition. Sales of medical devices, including related applicators and applicator kits, are recognized when shipped to the customer. Fees from services performed are recognized when the procedure is performed.
Research and Development Costs
We expense costs associated with research and development activities as incurred. We evaluate payments made to suppliers and other vendors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, Accounting for Research and Development Costs, and determine the appropriate accounting treatment based on the nature of the services provided, the contractual terms, and the timing of the obligation. Research and development costs include payments to third parties that specifically relate to our products in clinical development, such as payments to contract research organizations, clinical investigators, product related consultants, contract manufacturer start-up costs and insurance premiums for clinical studies. In addition, employee costs (salaries, payroll taxes, benefits and travel) for employees of the production, regulatory affairs, clinical affairs, quality assurance, quality control, and research and development departments are classified as research and development costs.
Inventory Valuation
We value our inventory at the lower of our actual cost or the current estimated market value. We regularly review existing inventory quantities and expiration dates of existing inventory to evaluate a provision for excess, expired, obsolete and scrapped inventory based primarily on our historical usage and anticipated future usage. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated change in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.
Inventory is carried at the lower of cost or market, and consists primarily of the purchase of component materials for assembly of finished products, less reserves for obsolescence.
Stock-based Compensation
During 2006, SANUWAVE’s board of directors approved the adoption of the 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides that stock options, other equity interests or equity-based incentives in SANUWAVE may be granted to key personnel at an exercise price determined by SANUWAVE’s board of directors, at the time the option is granted, taking into account the fair value of the common stock on the date of grant. The maximum term of any option granted pursuant to the 2006 Plan is ten years from the date of grant.

In accordance with SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions amortized to expense over the options’ vesting periods for the year ended December 31, 2008: risk-free interest rate of 3.29%, expected dividend yield of 0%, volatility factor of the expected market price of our common stock of 46.3% and weighted average expected life of the option of 6.0 years. The expected terms of options granted represent the period of time that options granted are estimated to be outstanding and are derived from the contractual terms of the options granted. We amortize the fair value of each option over each option’s vesting period.
The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of the grant.
Income Taxes
We account for income taxes utilizing the asset and liability method prescribed by the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for the deferred tax assets related to future years, including loss carryforwards, if there is not sufficient evidence to indicate that the results of operations will generate sufficient taxable income to realize the net deferred tax asset in future years.
On July 13, 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax provisions should be recognized, measured, presented and disclosed in the consolidated financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions would “more-likely-than-not” be sustained if challenged by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year.
Effective January 1, 2007, the Company adopted FIN No. 48 “Accounting for Uncertainty in Income Taxes.” FIN 48 specifies the way public companies are to account for uncertainties in income tax reporting, and prescribes a methodology for recognizing, reversing and measuring tax benefits of a tax position taken, or expected to be taken, in a tax return. The adoption of FIN 48 did not have a material effect on the Company.
Results of Operations for the six months ended June 30, 2009 and 2008 (unaudited)
The information provided below, including per share numbers and dollar amounts, is prior to giving effect to the Reverse Merger.
Disposal of Veterinary Division
On June 3, 2009, we sold our veterinary division for $3.5 million in cash to Pulse Veterinary Technologies, LLC (“Pulse Vet”). As a result, we recorded a net gain of $2.5 million on the transaction. Under terms of the sale agreement, we will continue to provide purchasing, production, shipping and warehousing services to Pulse Vet for a fee until April 30, 2011, unless Pulse Vet elects to terminate the agreement at an earlier date. The net income from discontinued operations was $0.6 million for the six months ended June 30, 2009, as compared to $0.1 million for the same period in 2008.

Revenues and Cost of Revenues
Revenues for the six months ended June 30, 2009 were $0.4 million, compared to $0.7 million for the same period in 2008, a decrease of 37%. Revenues result primarily from sales of devices and applicators in Europe of our legacy Evotron device for orthopedic conditions and our dermaPACE device for advanced wound care. Revenues decreased in 2009 compared to 2008 primarily because of declining sales of the legacy Evotron device due to our focus on our resources in the United States and the reduction of our European sales and marketing staff.
Cost of revenues for the six months ended June 30, 2009 was $0.1 million, compared to $0.2 million for the same period in 2008. Gross profit as a percentage of revenues was 77% for the six months ended June 30, 2009, as compared to 68% for the same period in 2008. The increase in gross profit in 2009 was primarily due to increasing sales of the higher margin dermaPACE device applicator kits as a percentage of sales.
Research and Development Expenses
Research and development expenses for the six months ended June 30, 2009 were $1.6 million, compared to $1.5 million for the same period in 2008, an increase of 6%. Research and development costs include payments to third parties that specifically relate to our products in clinical development, such as payments to contract research organizations, clinical investigators, product related consultants, contract manufacturer start-up costs and insurance premiums for clinical studies. In addition, employee costs (salaries, payroll taxes, benefits, and travel) for employees of the production, regulatory affairs, clinical affairs, quality assurance, quality control, and research and development departments are classified as research and development costs.
We expect that research and development expenses will continue to increase as a result of next generation technology development, the ongoing clinical trial of dermaPACE for diabetic foot ulcers in the United States and other new product candidates, as well as continuing expenses associated with pre-clinical studies and regulatory filings.
General and Administrative Expenses
General and administrative expenses for the six months ended June 30, 2009 were $1.9 million, compared to $4.1 million for the same period in 2008, a decrease of 53%. We closed our European office, effective April 2009. Expenses related to this office totaled $0.7 million for the six months ended June 30, 2009, as compared to $1.4 million for the same period in 2008. Excluding these costs, general and administrative expenses were $1.2 million for the six months ended June 30, 2009, as compared to $2.7 million for the same period in 2008, a decrease of 56%. The decrease is primarily due to reduced headcount and the related savings in wages, bonuses and benefits, and reduced legal expenses. We expect that general and administrative expenses will increase as we expand our operations and other administrative activities related to our efforts to bring our products to commercialization.
Depreciation and Amortization
Depreciation and amortization for the six months ended June 30, 2009 was $0.3 million, compared to $0.3 million for the same period in 2008.
Other Expense
Interest expense due to related parties for the six months ended June 30, 2009 was $0.3 million, compared to $0.1 million for the same period in 2008. The increase was due to interest on notes payable to related parties, issued to Prides Capital Fund I, L.P., totaling $3.1 million, entered into between October 2008 and May 2009, and one note payable to related parties, issued to NightWatch Capital Partners II, L.P., for $0.1 million, entered into in October 2008. The notes payable to related parties bear interest at 15% annually. Interest is paid quarterly in arrears beginning December 31, 2008, if elected by the holders of the notes payable. As of June 30, 2009, the holders of the notes payable had not elected to receive interest quarterly. All remaining unpaid accrued interest and principal is due September 30, 2011.

Provision for Income Taxes
At June 30, 2009, we had Federal net operating loss carryforwards of approximately $27.9 million that will begin to expire in 2025. Our ability to use these net operating loss carryforwards to reduce our future Federal income tax liabilities could be subject to annual limitations. Additionally, because United States tax laws limit the time during which net operating loss carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take advantage of our net operating loss carryforwards for Federal income tax purposes.
Net Income (Loss)
Net loss for the six months ended June 30, 2009 was $0.8 million, or $(97.93) per basic and diluted share, compared to net loss of $5.5 million, or $(686.29) per basic and diluted share, for the six months ended June 30, 2008. We anticipate that our operating losses will continue over the next few years as we continue to fund our research and development activities and clinical trials, and as we prepare for a future sales network to represent our products.
Results of Operations for the years ended December 31, 2008 and 2007
The information provided below, including per share numbers and dollar amounts, is prior to giving effect to the Reverse Merger.
Discontinued operations
As of October 31, 2008, we discontinued our Ossatron mobile service business because the mobile service business model was not profitable and in order to focus on our resources our next generation smaller devices. Accordingly, our consolidated financial statements have been prepared with the net assets, results of operations and cash flows of this business displayed separately as “discontinued operations.”
On June 3, 2009, we sold our Veterinary Division to Pulse Vet. As a result, our consolidated financial statements have been prepared with the net assets, results of operations and cash flows of this business displayed separately as “discontinued operations.”
The net income from discontinued operations was $2.0 million for the year ended December 31, 2008, as compared to net loss from discontinued operations of $0.5 million for the same period in 2007.
Revenues and Cost of Revenues
Revenues for the year ended December 31, 2008 were $1.0 million, compared to $1.2 million for the same period in 2007, a decrease of 13%. Revenues result primarily from sales of devices and applicators in Europe of our legacy Evotron device for orthopedic conditions and our dermaPACE device for advanced wound care. Revenues decreased in 2008 compared to 2007 primarily due to declining sales of our legacy Evotron device and applicators.

Cost of revenues for the year ended December 31, 2008 were $0.4 million, compared to $0.3 million for the same period in 2007. Gross profit as a percentage of revenues was 66% in 2008 as compared to 79% for 2007. The decrease in gross profit in 2008 compared to 2007 was primarily due to the change in the mix of device and applicator sales during the periods.
Research and Development Expenses
Research and development expenses for the year ended December 31, 2008 were $3.7 million, compared to $2.0 million for the same period in 2007, an increase of 87%. The increase in 2008 compared to 2007 was due to the start of the United States IDE study on diabetic foot ulcers using the dermaPACE device, which started in late 2007. Research and development costs include payments to third parties that specifically relate to our products in clinical development, such as payments to contract research organizations, clinical investigators, product related consultants, contract manufacturer start-up costs and insurance premiums for clinical studies. In addition, employee costs (salaries, payroll taxes, benefits, and travel) for employees of the production, regulatory affairs, clinical affairs, quality assurance, quality control, and research and development departments are classified as research and development costs.
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2008 were $7.8 million, compared to $9.8 million for the same period in 2007, a decrease of 21%. To reduce expenses from duplicate operations, we have closed our European office, effective April 2009. Expenses related to this office totaled $2.7 million in 2008 as compared to $1.7 million in 2007. Excluding these costs, general and administrative expenses were $5.1 million for the year ended December 31, 2008 as compared to $8.1 million for the same period in 2007, a decrease of 37%. During 2007, we had many one-time expenses related to partnership consolidations and intellectual property legal expenses, which were not incurred in 2008.
Depreciation and Amortization
Depreciation and amortization for the year ended December 31, 2008 was $0.6 million, compared to $0.5 million for the same period in 2007.
Other Expense
Interest expense due to related parties for the year ended December 31, 2008 was $0.3 million, compared to $0.3 million for the same period in 2007.
Provision for Income Taxes
At December 31, 2008, we had Federal net operating loss carryforwards of approximately $27.9 million that will begin to expire in 2025. Our ability to use our net operating loss carryforwards could be limited. Our ability to use these net operating loss carryforwards to reduce our future Federal income tax liabilities could be subject to annual limitations. Additionally, because United States tax laws limit the time during which net operating loss carryforwards may be applied against future taxable income and tax liabilities, we may not be able to take advantage of our net operating loss carryforwards for Federal income tax purposes.
Net Income (Loss)
Net loss for the year ended December 31, 2008 was $9.4 million, or $(1,158.45) per basic and diluted share, compared to net loss of $12.1 million, or $(1,517.94) per basic and diluted share, for the year ended December 31, 2007. We anticipate that our operating losses will continue over the next few years as we continue to fund our research and development activities and clinical trials, and as we prepare for a future sales network to represent our products.

Liquidity and Capital Resources
We incurred a net loss of $0.8 million for the six months ended June 30, 2009, which includes a loss from continuing operations of $3.8 million. We incurred a net loss of $9.4 million and $12.1 million for the years ended December 31, 2008 and 2007, respectively. These operating losses create an uncertainty about our ability to continue as a going concern. Management believes we will raise additional capital through public or private equity offerings. Our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. We are economically dependent upon future capital contributions or financing to fund ongoing operations. On June 3, 2009, we sold our veterinary division for $3.5 million in cash to Pulse Vet. During the six months ended June 30, 2009 and the year ended December 31, 2008, we obtained cash infusions totaling $2.1 million and $1.1 million, respectively, in the form of notes payable from related parties. The notes payable can be converted into additional shares of convertible participating preferred stock, with all or any portion of the unpaid principal, at a conversion price of $100 per share. In addition, for the years ended December 31, 2008 and 2007, additional shares of convertible participating preferred stock were issued to existing stockholders for total cash proceeds of $5.7 million and $11.2 million, respectively.
At June 30, 2009, we had $3.1 million in cash and cash equivalents held in four financial institutions. Our excess cash reserves are invested in money market accounts.
We believe that the June 30, 2009 balance of our cash and cash equivalents and additional sales of SANUWAVE’s securities in September 2009, totaling $1.8 million, will be sufficient to fund our business operations through at least the first quarter of 2010.
We expect to devote substantial resources to continue our research and development efforts, including clinical trials. Clinical study costs are comprised of payments for work performed by contract research organizations, universities and hospitals. Because of the significant time it will take for our products to complete the clinical trial process, and for us to obtain approval from regulatory authorities and successfully commercialize our products, we will require substantial additional capital resources. We may raise additional capital through public or private equity offerings, debt financings, corporate collaborations or other means. We may attempt to raise additional capital due to favorable market conditions or other strategic considerations even if we have sufficient funds for planned operations. To the extent that we raise additional funds by issuance of equity securities, our stockholders will experience dilution, and debt financings, if available, may involve restrictive covenants or may otherwise constrain our financial flexibility. To the extent that we raise additional funds through collaborative arrangements, it may be necessary to relinquish some rights to our intellectual property or grant licenses on terms that are not favorable to us. In addition, payments made by potential collaborators or licensors generally will depend upon our achievement of negotiated development and regulatory milestones. Failure to achieve these milestones would harm our future capital position. Additional financing may not be available on acceptable terms, if at all. Capital may become difficult or impossible to obtain due to poor market or other conditions outside of our control. If at any time sufficient capital is not available, either through existing capital resources or through raising additional funds, we may be required to delay, reduce the scope of, eliminate or divest one or more of our research, pre-clinical or clinical programs.

For the six months ended June 30, 2009, net cash used by continuing operations for operating activities was $4.0 million, primarily consisting of salaries, clinical trials, research and development activities and general corporate operations. Net cash provided by continuing operations for financing activities for the six months ended June 30, 2009 was $2.1 million, which consisted of the proceeds from issuance of notes payable to related parties. Net cash provided by discontinued operations was $4.6 million for the six months ended June 30, 2009, which primarily includes $1.0 million for discontinued operating activities and $3.5 million for the sale of our veterinary division.
For the year ended December 31, 2008, net cash used by continuing operations for operating activities was $9.5 million, primarily consisting of salaries, clinical trials, research and development activities and general corporate operations. Net cash used by continuing operations for investing activities was $0.1 million for the year ended December 31, 2008 and included purchases of property and equipment for research and development. Net cash provided by continuing operations for financing activities for the year ended December 31, 2008 was $6.8 million, primarily consisting of $5.7 million in net proceeds from issuance of convertible preferred stock to related parties and $1.1 million from the proceeds from the issuance of notes payable to related parties. Net cash provided by discontinued operations was $2.9 million for the year ended December 31, 2008.
Segment Information
We have determined that we are principally engaged in one operating segment. Our product candidates are primarily used for the repair and regeneration of tissue, musculoskeletal and vascular structures in wound healing, orthopedic/spine, plastic/cosmetic and cardiac condition.
Comprehensive Loss
SFAS No. 130, Reporting Comprehensive Income (“SFAS No. 130”), establishes standards for reporting and display of comprehensive income (loss) and its components in the consolidated financial statements. Our comprehensive loss as defined by SFAS No. 130 is the total of net loss and all other changes in equity resulting from non-owner sources, including unrealized gains/losses on foreign currency translation adjustments.
Contractual Obligations
Our major outstanding contractual obligations relate to our operating leases for our facilities, purchase and supplier obligations for raw materials and equipment, and our notes payable.
In October 2006, we entered into a sublease agreement for the corporate office in Alpharetta, Georgia for 15,025 square feet of space. Under the terms of the sublease, we pay monthly rent of $18,468, as adjusted on an annual basis for additional proportionate operating and insurance costs associated with the building over the base amount. The initial term of the sublease continues until September 30, 2009, and we have exercised the option to extend the term to October 31, 2012.
In April 2007, we entered into a lease agreement for the production and research and development office for 5,168 square feet of space. Under the terms of the lease, we pay monthly rent of $8,075, as adjusted on an annual basis for additional proportionate operating and insurance costs associated with the building over the base amount. The initial term of the sublease continues until July 31, 2010, and the lease provides for an annual increase in the base rent of three percent per year.
We have developed a network of suppliers, manufacturers, and contract service providers to provide sufficient quantities of raw materials for our products through the development, clinical testing and commercialization phases. We have contractual obligations under a supply agreement with SwissTronics Contract Manufacturing AG for the manufacture of our devices.

In August 2005, as part of the purchase of the orthopedic division assets of HealthTronics, we entered into two promissory notes with HealthTronics for $2.0 million each. The promissory notes bear interest at 6% annually. Quarterly interest through June 30, 2010 is accrued and added to the principal balance. Interest is paid quarterly in arrears beginning September 30, 2010. All remaining unpaid accrued interest and principal is due August 1, 2015. Accrued interest on the promissory notes totaled $1.1 million at June 30, 2009 and $0.9 million at December 31, 2008.
In the fourth quarter of 2008, we entered into three notes payable with Prides Capital Fund I, L.P. for $1.0 million in total and one note payable with NightWatch Capital Partners II, L.P. for $0.1 million. The notes payable bear interest at 15% annually. Interest is paid quarterly in arrears beginning December 31, 2008, if elected by the holders of the notes payable. As of June 30, 2009, the holders of the notes payable had not elected to receive interest quarterly. All remaining unpaid accrued interest and principal is due September 30, 2011. All or any portion of the unpaid principal can be converted into preferred stock with a conversion price of $100 per share. Accrued interest on the notes payable totaled $0.2 million at June 30, 2009 and $20,251 at December 31, 2008.
Recent Accounting Pronouncements
On April 9, 2009, the FASB issued three FASB Staff Positions (“FSP”): (1) FSP FAS 157-4, which provides guidance on determining fair value when market activity has decreased; (2) FSP FAS 115-2 and FAS 124-2, which addresses other-than-temporary impairments for debt securities; and (3) FSP FAS 107-1 and APB 28-1, which discusses fair value disclosures for financial instruments in interim periods. These FSPs are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted. The implementation of these FSPs, effective January 1, 2009, did not have a material impact on us.
In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“FAS 168”). The Codification will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of Federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of FAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. FAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect that the adoption of FAS 168 will have a material impact on our consolidated financial position or results of operations.
In May 2009, the FASB issued Statement No. 165, Subsequent Events (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. FAS 165 was effective for interim or annual financial periods ending after June 15, 2009. We adopted FAS 165 during the second quarter of 2009 and its application did not affect our consolidated financial position, results of operations, or cash flows. We evaluated subsequent events through the date the accompanying financial statements were authorized for issuance, which was September 25, 2009.
Off-Balance Sheet Arrangements
Since inception, we have not engaged in any off-balance sheet activities, including the use of structured finance, special purpose entities or variable interest entities.

Effects of Inflation
Because our assets are, to an extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation, office space leasing costs and research and development charges, which may not be readily recoverable during the period of time that we are bringing the product candidates to market. To the extent inflation results in rising interest rates and has other adverse effects on the market, it may adversely affect our consolidated financial condition and results of operations.
MANAGEMENT
Below are the names and certain information regarding the Company’s executive officers and directors. The information provided below is after giving effect to the Reverse Merger and the change in control which will become effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act.

Name	Age	Position Held
Christopher M. Cashman	42	President, Chief Executive Officer and Director Officer
Barry J. Jenkins	47	Chief Financial Officer
Thomas H. Robinson	50	Director
Kevin A. Richardson, II	41	Director
John F. Nemelka	43	Director
Christopher M. Cashman joined SANUWAVE as President, Chief Executive Officer and a director in December of 2005. Immediately prior to joining SANUWAVE, he served as President of Therapeutic Surfaces for Kinetic Concepts, Inc., a global leader in advanced wound care, from October of 2005 to December of 2005. In November of 2001, Mr. Cashman conducted a management buyout of Snowden Pencer, Inc., a minimally invasive surgical device manufacturer, and assumed the role of Chief Executive Officer and President until Snowden Pencer, Inc. was sold to Cardinal Health, Inc. in March 2004. Mr. Cashman also served as a business unit head with Genzyme Biosurgery and held several senior sales and marketing positions with Genzyme Surgical Products and Deknatel Snowden Pencer. Mr. Cashman graduated from the United States Naval Academy in 1989 with a B.S. in Economics and served on a fast attack submarine as Supply Officer. He received his M.B.A. in 2001 from the Kellogg Graduate School of Management at Northwestern University.
Barry J. Jenkins joined SANUWAVE as Chief Financial Officer in April of 2006. Prior to joining SANUWAVE, he served as Chief Financial Officer for the Benefit Services Division of Automatic Data Processing, Inc. from March of 2005 to April of 2006. He was also the Chief Financial Officer of Snowden Pencer, Inc. from January of 2002 to November of 2004. Mr. Jenkins is a certified public accountant with 25 years of financial management experience and a cum laude graduate of Virginia Tech.
Thomas H. Robinson joined SANUWAVE as a member of the board of directors in August of 2005. Since 1998, Mr. Robinson has served as managing partner of the North American medical technology practice, which includes the medical device, hospital supply/distribution and medical software areas, of Spencer Stuart, Inc., a global executive search firm. Since 2002, Mr. Robinson has been a member of Spencer Stuart’s board services practice, which assists corporations identifying and recruiting outside directors. From 1998 to 2000, Mr. Robinson headed Spencer Stuart’s North American biotechnology specialty practice. From 1993 to 1997, Mr. Robinson served as President of the emerging markets business at Boston Scientific Corporation, a global medical devices manufacturer. From 1991 to 1993, Mr. Robinson also served as President and Chief Operating Officer of Brunswick Biomedical, a cardiology medical device company. Mr. Robinson is also a member of the board of directors and is chairman of the compensation committee of Cynosure, Inc., an aesthetic medical laser company.

Kevin A. Richardson, II joined SANUWAVE as a member of the board of directors in August of 2005. Since 2004, Mr. Richardson has served as managing partner of Prides Capital LLC, an investment management firm. Mr. Richardson is also a member of the board of directors of eDiets.com, Inc., a weight loss solutions company, and Pegasus Solutions, Inc., a travel technology company.
John F. Nemelka joined SANUWAVE as a member of the board of directors in August of 2005. Since 2001, Mr. Nemelka has served as a Managing Principal of NightWatch Capital Advisors, LLC, an investment management firm. Mr. Nemelka is also a member of the board of directors and the compensation committee of KANA Software, Inc., a provider of customer service software solutions.
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2007 and 2008
The following table provides certain information for the fiscal years ended December 31, 2007 and 2008 concerning compensation earned for services rendered in all capacities by our named executive officers during the fiscal years ended December 31, 2007 and 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)	($)	($)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Christopher M. Cashman	2008	$305,000	—	—	$232,899	—	—	$18,101	$556,000
Chief Executive Officer and President	2007	$275,000	$137,500	—	$63,434	—	—	$17,550	$493,484

Barry J. Jenkins	2008	$222,600	—	—	$114,815	—	—	$17,879	$355,294
Chief Financial Officer	2007	$209,667	$84,800	—	$32,986	—	—	$17,090	$344,543

Cornelius A. Hofman (2)	2008	—	—	—	—	—	—	—	—
Former Sole Officer and Director	2007	—	—	—	—	—	—	—	—

(1)	Bonuses included for 2007 were earned in 2007, but paid in 2008.

(2)	Cornelius A. Hofman will submit his resignation as an officer and director, effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act.

(3)	Includes health, dental and disability insurance premiums, and employee 401(k) matching contributions.

Employment Agreements
The information provided below, including the share numbers and dollar amounts, is after giving effect to the Reverse Merger and the change in control which will become effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act.
Christopher M. Cashman
General Terms. Pursuant to his employment agreement, as amended, Mr. Cashman agreed to serve as the Chief Executive Officer and President of SANUWAVE for a term commencing on December 19, 2005 and with no specific duration. Mr. Cashman is entitled to an annual base salary of $275,000; provided that, effective January 1, 2010, he is entitled to an annual base salary of $350,000, and effective January 1, 2011, he is entitled to an annual base salary of not less than $385,000. He is also entitled to a performance and compensation review not less often than annually, at which time compensation may be adjusted as determined by the board of directors; provided that such increase is at least 105% of his previous annual base salary. With respect to each full fiscal year, Mr. Cashman is eligible to earn an annual bonus award of not less than 50% and not more than 200% of his annual base salary based on the achievement of certain performance goals established by the board of directors and generally consistent with SANUWAVE’s budget and performance goals established for other management employees. Mr. Cashman is also entitled to participate in SANUWAVE’s employee benefit plans (other than annual bonus and incentive plans). In the event of Mr. Cashman’s death during the term of his employment, his heirs will receive a death benefit equal to at least $1,500,000 pursuant to a life insurance policy on the life of Mr. Cashman, the premiums for which will be paid by SANUWAVE. The employment agreement contains an agreement not to compete, which covers the term of employment and two years thereafter, and a confidentiality provision, which is indefinite.
Equity Arrangements. Upon the execution of his employment agreement, Mr. Cashman was granted options to purchase 160,451 shares of common stock, at an exercise price of $2.92 per share. The options vest and become exercisable in four equal installments on December 19, 2006, 2007, 2008 and 2009. Upon the execution of his employment agreement and his commencement of employment, Mr. Cashman purchased 88,151 shares of common stock, at a purchase price of $2.92 per share.
In addition, upon the execution of his employment agreement, Mr. Cashman was granted three supplemental options to purchase common stock. The terms of the supplemental options were amended on September 15, 2009. The first supplemental option provides him with the right to purchase 30,810 shares of common stock, at $11.68 per share, the second supplemental option provided him with the right to purchase 30,810 shares of common stock, at $23.37 per share, and the third supplemental option provided him with the right to purchase 46,215 shares of common stock, at $35.05 per share. The first supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds three times the closing price as of the first date that the common stock is listed, the first supplemental option will fully vest. In such an event, the exercise price of the first supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The second supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds six times the closing price as of the first date that the common stock is listed, the second supplemental option will fully vest. In such an event, the exercise price of the second supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The third supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds nine times the closing price as of the first date that the common stock is listed, the third supplemental option will fully vest. In such an event, the exercise price of the third supplemental option will be the closing price of the common stock on the first date that the common stock is listed.
Upon the execution of the first amendment to his employment agreement on September 15, 2009, Mr. Cashman was granted three additional supplemental options to purchase common stock. The first and second supplemental options each provided him with the right to purchase 139,159 shares of common stock and the third supplemental option provided him with the right to purchase 208,755 shares of common stock, all at $2.92 per share. The first supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds three times the closing price as of the first date that the common stock is listed, the first supplemental option will fully vest. In such an event, the exercise price of the first supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The second supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds six times the closing price as of the first date that the common stock is listed, the second supplemental option will fully vest. In such an event, the exercise price of the second supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The third supplemental option will fully vest on the earlier of (i) December 19, 2011, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds nine times the closing price as of the first date that the common stock is listed, the third supplemental option will fully vest. In such an event, the exercise price of the third supplemental option will be the closing price of the common stock on the first date that the common stock is listed.
In addition, upon the execution of the first amendment to his employment agreement, Mr. Cashman was granted the right to receive annually shares of common stock equal to two and one-half times his annual base salary in effect on the date of execution of the first amendment. The shares vest in four equal installments on each twelve month anniversary of the date of grant; provided, that the vesting may be accelerated upon the achievement of certain performance goals established by the board of directors.

Gross-Ups. In the event that any payment made to Mr. Cashman under his employment agreement or under any other plan maintained by SANUWAVE is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, SANUWAVE will pay Mr. Cashman an additional amount to compensate him for the economic cost of the (1) excise tax of such payment, (2) Federal, state and local income tax, and (3) excise tax on the gross-up payment.
Termination. Mr. Cashman’s employment may be terminated by either party at any time and for any reason; provided that Mr. Cashman will be required to give SANUWAVE at least 30 days advance written notice of any resignation. If Mr. Cashman is terminated by SANUWAVE for cause or resigns without good reason, he will be entitled to receive his (1) base salary through the termination date, (2) any annual bonus earned, but unpaid as of the date of termination for the immediately preceding fiscal year, (3) reimbursement for certain unreimbursed business expenses, and (4) such employee benefits to which he may be entitled under the employee benefit plans of SANUWAVE. If Mr. Cashman is terminated by SANUWAVE without cause or resigns for good reason, he will be entitled to receive all of the above plus (1) subject to his compliance with certain other provisions of the employment agreement related to non-competition and confidentiality and the execution of an effective release of claims, continued payment of the base salary until twelve months following the date of termination, and (2) continued coverage of him and his beneficiaries under SANUWAVE’s health insurance programs for a period of up to twelve months.
Effective as of the first anniversary of the Reverse Merger, if Mr. Cashman is terminated by SANUWAVE without cause or resigns with good reason, he will be entitled to receive (1) his base salary through the termination date, (2) any annual bonus earned, but unpaid as of the date of termination for the immediately preceding fiscal year, (3) reimbursement for certain unreimbursed business expenses, (4) such employee benefits to which he may be entitled under the employee benefit plans of SANUWAVE, (5) subject to his compliance with certain other provisions of the employment agreement related to confidentiality and the execution of an effective release of claims, a payment equal to 200% of his annual base salary then in effect plus the sum of the cash bonuses paid to him during the previous two fiscal years (but in no case less than 50% of the value of 200% of his annual base salary then in effect), (6) full vesting of all outstanding options and shares of common stock, and (7) a lump sum payment equal to 24 months of the monthly premium cost of providing continuation coverage for Mr. Cashman and his beneficiaries under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
Change of Control. In addition to any other termination benefits that Mr. Cashman may be entitled to receive, if a change of control (as defined below) occurs, then subject to his compliance with certain other provisions of the employment agreement related to non-competition and confidentiality and the execution of an effective release of claims, Mr. Cashman will also be entitled to receive 100% accelerated vesting of his options. Effective as of the first anniversary of the Reverse Merger, Mr. Cashman’s right to receive the above change of control termination benefits will no longer be subject to his compliance with the non-compete provisions of his employment agreement. A change in control is defined in the employment agreement as the occurrence of any of the following events: (1) the sale, exchange, lease or other disposition of all or substantially all of the assets of SANUWAVE to a person (other than Prides or NightWatch) that will continue the business of SANUWAVE in the future; (2) a merger or consolidation involving SANUWAVE in which the voting securities of SANUWAVE owned by the shareholders of SANUWAVE immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; or (3) any person (other than Prides or NightWatch) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of SANUWAVE and the representatives of Prides and NightWatch cease to have the ability to elect a majority of the board of directors.

Barry J. Jenkins
General Terms. Pursuant to his employment agreement, Mr. Jenkins agreed to serve as the Chief Financial Officer of SANUWAVE for a term commencing on April 10, 2006 and with no specific duration. Mr. Jenkins is entitled to an annual base salary of $205,000, with a performance and compensation review not less often than annually, at which time compensation may be adjusted as determined by the board of directors. With respect to each full fiscal year, Mr. Jenkins is eligible to earn an annual bonus award of 40% of his annual base salary based on the achievement of certain performance goals established by the board of directors and generally consistent with SANUWAVE’s budget and performance goals established for other management employees. Mr. Jenkins is also entitled to participate in SANUWAVE’s employee benefit plans (other than annual bonus and incentive plans). The employment agreement contains an agreement not to compete, which covers the term of employment and two years thereafter, and a confidentiality provision, which is indefinite.
Equity Arrangements. Upon the execution of his employment agreement, Mr. Jenkins was granted options to purchase 104,677 shares of common stock, at an exercise price of $2.92 per share. The options vest and become exercisable in four equal installments on April 10, 2007, 2008, 2009 and 2010. Upon the execution of his employment agreement and his commencement of employment, Mr. Jenkins purchased 35,089 shares of common stock, at a purchase price of $2.92 per share.
In addition, upon the execution of his employment agreement, Mr. Jenkins was granted three supplemental options to purchase common stock. The terms of the supplemental options were amended on September 15, 2009. The first supplemental option provided him with the right to purchase 10,065 shares of common stock, at $11.68 per share, the second supplemental option provided him with the right to purchase 10,065 shares of common stock, at $23.37 per share, and the third supplemental option provided him with the right to purchase 15,097 shares of common stock, at $35.05 per share. The first supplemental option will fully vest on the earlier of (i) April 10, 2012, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $8.76 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds three times the closing price as of the first date that the common stock is listed, the first supplemental option will fully vest. In such an event, the exercise price of the first supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The second supplemental option will fully vest on the earlier of (i) April 10, 2012, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $17.53 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds six times the closing price as of the first date that the common stock is listed, the second supplemental option will fully vest. In such an event, the exercise price of the second supplemental option will be the closing price of the common stock on the first date that the common stock is listed. The third supplemental option will fully vest on the earlier of (i) April 10, 2012, and (ii) the date that SANUWAVE or its shareholders (A) enters into a transaction that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share, or (B) receives a valuation that establishes a value for SANUWAVE on a per share basis equal to at least $26.29 per share. Notwithstanding the above, if the common stock becomes listed on a national securities exchange and the closing price equals or exceeds nine times the closing price as of the first date that the common stock is listed, the third supplemental option will fully vest. In such an event, the exercise price of the third supplemental option will be the closing price of the common stock on the first date that the common stock is listed.

Termination. Mr. Jenkins’ employment may be terminated by either party at any time and for any reason; provided that Mr. Jenkins will be required to give SANUWAVE at least 30 days advance written notice of any resignation. If Mr. Jenkins is terminated by SANUWAVE for cause or resigns without good reason, he will be entitled to receive his (1) base salary through the termination date, (2) any annual bonus earned, but unpaid as of the date of termination for the immediately preceding fiscal year, (3) reimbursement for certain unreimbursed business expenses, and (4) such employee benefits to which he may be entitled under the employee benefit plans of SANUWAVE. If Mr. Jenkins is terminated by SANUWAVE without cause or resigns for good reason, he will be entitled to receive all of the above plus (1) subject to his compliance with certain other provisions of the employment agreement related to non-competition and confidentiality and the execution of an effective release of claims, continued payment of the base salary until six months following the date of termination, and (2) continued coverage of him and his beneficiaries under SANUWAVE’s health insurance programs for a period of up to six months.
Change of Control. In addition to any other termination benefits that Mr. Jenkins may be entitled to receive, if a change of control (as defined above) occurs, then subject to his compliance with certain other provisions of the employment agreement related to non-competition and confidentiality and the execution of an effective release of claims, Mr. Jenkins will also be entitled to receive 100% accelerated vesting of his options.
Stock Incentive Plan
On October 24, 2006, SANUWAVE’s board of directors adopted the 2006 Stock Incentive Plan of SANUWAVE, Inc. (the “2006 Plan”). The 2006 Plan sets aside 684,666 shares of common stock for grants to employees, directors and certain independent contractors, consultants and advisors. The terms of the options granted under the 2006 Plan expire as determined by individual option agreements (or on the tenth anniversary of the grant date), unless terminated earlier on the first to occur of the following: (1) the date on which the participant’s service with SANUWAVE is terminated by SANUWAVE for cause; (2) 60 days after the participant’s death; or (3) 60 days after the termination of the participant’s service with SANUWAVE for any reason other than cause or the participant’s death; provided that, if during any part of such 60 day period the option is not exercisable solely because of specified securities law restrictions, the option will not expire until the earlier of the expiration date or until it has been exercisable for an aggregate period of 60 days after the termination of the participant’s service with SANUWAVE. The options vest as provided for in individual option agreements and the exercise prices for the options are determined by the board of directors at the time the option is granted; provided that the exercise price shall in no event be less than the fair market value per share of SANUWAVE’s common stock on the grant date. In the event of any change in the common stock underlying the options, by reason of any merger or exchange of shares of common stock, the board of directors shall make such substitution or adjustment as it deems to be equitable to (1) the class and number of shares underlying such option, (2) the exercise price applicable to such option, or (3) any other affected terms of such option.
In the event of a change of control, unless specifically modified by an individual option agreement: (1) all options outstanding as of the date of such change of control will become fully vested; and (2) notwithstanding (1) above, in the event of a merger or share exchange, the board of directors may, in its sole discretion, determine that any or all options granted pursuant to the 2006 Plan will not vest on an accelerated basis if the board of directors, the surviving corporation or the acquiring corporation, as the case may be, has taken such action as in the opinion of the board of directors is equitable or appropriate to protect the rights and interests of the participants under the plan.
On September 25, 2009, there were 323,167 shares of common stock available for grant under the 2006 Plan. No options were granted to SANUWAVE’s executive officers during the last fiscal year under the 2006 Plan. The 2006 Plan expires in October of 2016. The Company intends to assume and adopt the 2006 Plan.

Outstanding Equity Awards at 2008 Fiscal Year End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2008.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
			Equity					Plan	Awards:
			Incentive Plan					Awards:	Market or
			Awards:			Number	Market	Number of	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Unearned	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option/	Option/	That Have	Stock That	Rights That	Rights That
	Options/	Options/	Unearned	Warrant	Warrant	Not	Have Not	Have Not	Have Not
	Warrants (#)	Warrants (#)	Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Christopher M.	509,304	—	—	$2.92	12/19/2015	—	—	—	—
Cashman	—	169,768	—	$2.92	12/19/2015	—	—	—	—
	—	106,637	—	$11.68	12/19/2015	—	—	—	—
	—	106,637	—	$23.37	12/19/2015	—	—	—	—
	—	159,938	—	$35.05	12/19/2015	—	—	—	—

Barry J. Jenkins	167,688	—	—	$2.92	10/24/2016	—	—	—	—
	—	167,688	—	$2.92	10/24/2016	—	—	—	—
	—	26,662	—	$11.68	10/24/2016	—	—	—	—
	—	26,662	—	$23.37	10/24/2016	—	—	—	—
	—	39,992	—	$35.05	10/24/2016	—	—	—	—

Cornelius A. Hofman	—	—	—	—	—	—	—	—	—
Discussion of Director Compensation
SANUWAVE did not pay any director compensation during the fiscal year ended December 31, 2008. The Company may begin to compensate its directors at some time in the future.
Compensation Committee Interlocks and Insider Participation
The Company does not have a separate compensation committee. During the fiscal year ended December 31, 2008, the entire board of directors participated in the deliberations of the board concerning executive compensation, including Christopher Cashman, who is the Company’s President and Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Other than as described below, for the fiscal year ended December 31, 2008, there were no transactions with related persons required to be disclosed in this report. During October 2008 and May 2009, SANUWAVE issued notes payable, totaling $3.1 million, to Prides Capital Fund I, L.P., a shareholder of the Company. Kevin A. Richardson, II, one of our directors, serves as a managing partner of Prides Capital, LLC, an affiliate of Prides Capital Fund I, L.P. In October 2008, SANUWAVE issued notes payable, totaling $0.1 million, to NightWatch Capital Partners II, L.P., a shareholder of the Company. John F. Nemelka, one of our directors, serves as a Managing Principal of NightWatch Capital Advisors, LLC, an affiliate of NightWatch Capital Partners II, L.P. As of June 30, 2009, no principal has been paid on the notes. The notes bear interest at 15% annually. Interest is paid quarterly in arrears beginning December 31, 2008, if elected by the holders of the notes. As of June 30, 2009, the holders of the notes had not elected to receive interest quarterly. All remaining unpaid accrued interest and principal is due September 30, 2011.
Our board of directors has determined that Thomas H. Robinson qualifies as an independent director based on the NASDAQ Stock Market definition of “independent director.”
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of September 25, 2009, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of the Company’s executive officers and directors, and (iii) the Company’s directors and executive officers as a group. The information relating to the ownership interests of such shareholders is provided after giving effect to the Reverse Merger.

	Number of Shares	Percent of
	Beneficially	Shares
Name of Beneficial Owner(1)	Owned(2)	Outstanding
Christopher M. Cashman(3)	880,773	6.7%
Barry J. Jenkins(4)	424,278	3.3%
Thomas H. Robinson	15,000	*
Kevin A. Richardson, II	5,000	*
John F. Nemelka	5,000	*
Cornelius A. Hofman(5)	10,000	*
Prides Capital Fund I, LP(6)	9,602,783	66.9%
NightWatch Capital Partners II, LP(7)	2,158,923	17.0%
All directors and executive officers as a group (6 persons)	1,340,051	10.0%

*	Less than 1% of outstanding shares.

(1)	Unless otherwise noted, each beneficial owner has the same address as the Company.

(2)	“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of September 25, 2009. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this current report as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this current report as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options to purchase up to 542,700 shares of common stock and warrants to purchase up to 8,816 shares of common stock.

(4)	Includes options to purchase up to 267,028 shares of common stock and warrants to purchase up to 3,508 shares of common stock.

(5)	Mr. Hofman’s address is 5555 North Star Ridge Way, Star, Idaho 83669.

(6)	Includes warrants to purchase up to 775,726 shares of common stock and notes convertible into 1,069,791 shares of common stock. The principal business address of Prides Capital Fund I, LP is 200 High Street, Suite 700, Boston, MA 02110.

(7)	Includes warrants to purchase up to 193,932 shares of common stock and notes convertible into 25,675 shares of common stock. The principal business address of NightWatch Capital Partners II, LP is 5314 River Run Drive, Suite 350, Provo, Utah 84604.

DESCRIPTION OF SECURITIES
The Company is authorized to issue up to 50,000,000 shares of common stock, $0.001 par value. As of September 25, 2009, there are 12,509,657 shares of common stock issued and outstanding that are held by approximately 43 stockholders of record.
Common Stock
The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of a liquidation, holders of common stock are entitled to share ratably in the distribution of the remaining assets, if any, after payment of liabilities. Holders of common stock have no cumulative voting rights and holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive rights or other rights to subscribe for shares and are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.
Preferred Stock
The Company is authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value. As of September 25, 2009, there are no preferred shares issued and outstanding. Our board of directors has the authority, without action by our stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more classes, and to determine the voting rights, designations, preferences, limitations, restrictions and relative rights of any class or series.
Warrants
As of September 25, 2009, the Company had (1) Class A Warrants to purchase up to 1,106,627 shares of common stock outstanding, (2) Class B Warrants to purchase up to 1,106,627 shares of common stock outstanding, and (3) Class C Warrants to purchase up to 1,500,000 shares of common stock outstanding. The Class A Warrants and Class B Warrants expire on September 25, 2014, and the Class C Warrants expire on September 25, 2011. The Class A Warrants and Class C Warrants have an exercise price of $4.00 per share, and the Class B Warrants have an exercise price of $8.00 per share.
The exercise price of, and the number of shares covered by, the Class A, B and C Warrants will be adjusted if we split or combine our common stock, if there is a recapitalization of our common stock, or if we consolidate with or merge into another corporation. The Class C Warrants may be redeemed by us if the closing price of our common stock on the trading market is $5.00 per share or more, with 15,000 shares of average daily volume, for 20 consecutive trading days, or if we consummate a private offering of our common stock. In both cases, the redemption price will be $0.01 per share for each share purchasable upon the exercise of the warrant.
Lock-Up Agreements
On September 25, 2009, the Company entered into lock-up agreements, dated as of September 25, 2009, with certain stockholders of the Company, in which the stockholders agreed not sell, assign, transfer, or encumber any of the shares of common stock underlying the Class C Warrants, without the consent of the Company, until January 1, 2011.
In September 2009, SANUWAVE entered into lock-up agreements with certain of its shareholders pursuant to which the shareholders agreed not to sell, assign, transfer, or encumber any of SANUWAVE’s common stock, preferred stock, option, warrants or other rights issued by SANUWAVE, without the consent of SANUWAVE, until January 1, 2011. The lock-up agreements also apply to securities of any successor or assign of SANUWAVE, including the Company; therefore, any shares of the Company’s common stock received by these SANUWAVE shareholders in connection with the Reverse Merger may not be transferred, without the consent of the Company, until January 1, 2011.

Management Stockholders Agreement
On December 19, 2005, SANUWAVE entered into a management stockholders agreement with Prides and certain SANUWAVE shareholders (the “Management Stockholders”), which agreement was subsequently amended on October 24, 2006 and September 25, 2009 (the “Management Stockholders Agreement”). The Management Stockholders Agreement provides that no transfer of shares by a Management Stockholder will be effective unless the transferee has executed an instrument agreeing to be bound by the terms of the Management Stockholders Agreement. Pursuant to the Management Stockholders Agreement, at any time Prides proposes to transfer its shares to a proposed transferee, Prides must provide notice to the Management Stockholders and, for a period of 20 days after such notice, each Management Stockholder will have the right to sell shares to the proposed transferee at the same price and upon the same terms as Prides. In addition, at any time Prides proposes to sell more than 50% of the aggregate outstanding shares held by Prides and the Management Stockholders to a third party, Prides must provide notice to the Management Stockholders and each Management Stockholder will be obligated to sell the same percentage of shares held by such Management Stockholder as Prides proposes to sell. The Management Stockholders Agreement also applies to securities of any successor or assign of SANUWAVE, including the Company; therefore, any shares of the Company’s common stock received by Prides and the Management Stockholders in connection with the Reverse Merger will be subject to the provisions of the Management Stockholders Agreement.
Transfer Agent
Action Stock Transfer Corporation, 7609 S. Highland Drive, Suite 300, Salt Lake City, Utah 84121, is the Company’s transfer agent.
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Although the Company’s common stock is quoted on the OTCBB under the symbol “RBME,” there is no established public trading market for its common stock. Since its initial quotation in October 2008, no trades have occurred to date. As of September 25, 2009, 2,006,675 shares of the Company’s common stock are subject to outstanding options and 3,713,254 shares of the Company’s common stock are subject to outstanding warrants. In addition, as of September 25, 2009, 1,500,000 shares of the Company’s common stock may be sold pursuant to Rule 144. The Company has not agreed to register any shares of its outstanding common stock under the Securities Act of 1933, as amended (the “Securities Act”), for sale by stockholders.
Holders of the Common Stock
As of September 25, 2009, there were approximately 43 holders of record of the Company’s common stock.

Dividends
The Company has never declared or paid any cash dividends on its common stock. The Company intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.
Securities Authorized for Issuance under Equity Compensation Plans

Number of
securities
remaining
	Number of		available for
	securities to be	Weighted-	future issuance
	issued upon	average exercise	under equity
	exercise of	price of	compensation
	outstanding	outstanding	plans (excluding
	options,	options,	securities
	warrants and	warrants and	reflecting in
	rights	rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	2,006,675	$2.92	323,167

Total	2,006,675	$2.92	323,167

RECENT SALES OF UNREGISTERED SECURITIES
On September 25, 2009, the Company entered into and closed a Merger Agreement with the shareholders of SANUWAVE pursuant to which the Company issued 11,009,657 shares of the Company’s common stock. See Item 1.01 above for additional information regarding the Reverse Merger.
On September 25, 2009, the Company amended and restated warrants to purchase up to 1,500,000 shares of common stock that were initially issued on July 17, 2009 in connection with promissory notes in the aggregate amount of $15,000. See “Description of Securities — Warrants” for a description of the Class C Warrants.
In December 2006, the Company issued 32,000,000 shares of common stock to Cornelius A. Hofman for $32,000 in cash.
From May 2005 to July 2009, the Company borrowed an aggregate amount of $48,000 from Cornelius A. Hofman and an aggregate amount of $15,000 from certain shareholders. In connection with such indebtedness, the Company issued promissory notes in the aggregate amount of $63,000, which accrued interest at the rate of 8% annually. In connection with the Reverse Merger, these promissory notes were paid in full.

The Company relied upon the exemption from securities registration provided by Section 4(2) and/or Rule 506 of Regulation D as promulgated under the Securities Act.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company’s bylaws provide for the indemnification of its directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation; provided, that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by: (1) the stockholders, (2) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (3) independent legal counsel in a written opinion, if a majority vote of a quorum consisting of disinterested directors is not possible, or if such opinion is requested, by a quorum consisting of disinterested directors.
The bylaws provide that we will indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Company’s charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Any amendment to or repeal of the Company’s bylaws will not adversely affect any right or protection of any of the Company’s directors or officers for, or with respect to, any acts or omissions of such director or officer occurring prior to such amendment.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 3.02 Unregistered Sales of Equity Securities.
See Items 1.01 and 2.01 above.
Item 4.01 Changes in Registrant’s Certifying Accountant.
In connection with the Reverse Merger, the board of directors of the Company dismissed Pritchett, Siler & Hardy, P.C., its independent registered public accounting firm, and engaged HLB Gross Collins, P.C. as the Company’s new independent registered accounting firm. None of the reports for Pritchett, Siler & Hardy, P.C. on the Company’s financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern qualification in the reports for the Company’s audited financial statements contained in its Form 10-Ks for the fiscal years ended December 31, 2008 and 2007.

During the Company’s two most recent fiscal years and the subsequent interim periods, there were no disagreements with Pritchett, Siler & Hardy, P.C., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Pritchett, Siler & Hardy, P.C.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements.
The Company has requested that Pritchett, Siler & Hardy, P.C. furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter is attached as an exhibit to this Form 8-K.
In connection with the Reverse Merger, the Company engaged HLB Gross Collins, P.C. as its independent accountant. During the two most recent fiscal years and the interim periods preceding the engagement, the Company has not consulted HLB Gross Collins, P.C. regarding either:
(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and no written report was provided to the Company nor was oral advice provided that HLB Gross Collins, P.C. concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or
(ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.
Item 5.01 Change in Control of Registrant.
See Items 1.01 and 2.01 above.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Following the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act: (1) Cornelius A. Hofman will resign as an officer and director of the Company; and (2) Christopher M. Cashman, Thomas H. Robinson, Kevin A. Richardson, II and John F. Nemelka will be appointed to serve as members of the board of directors of the Company. On September 25, 2009, Cornelius A. Hofman resigned as President, Chief Executive Officer and Chief Financial Officer of the Company, Christopher M. Cashman was appointed to serve as Chief Executive Officer and President of the Company, and Barry J. Jenkins was appointed to serve as Chief Financial Officer of the Company. For additional information on these individuals, please see the sections entitled “Management” and “Executive Compensation” in Item 2.01 above.
Item 5.06 Change in Shell Company Status.
See Items 1.01 and 2.01 above.

Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of business acquired.
Audited financial statements of SANUWAVE, Inc. for the fiscal years ended December 31, 2008 and 2007 and unaudited financial statements of SANUWAVE, Inc. for the period ended June 30, 2009.
(b)	Pro forma financial information.
Combined unaudited pro forma balance sheet of SANUWAVE, Inc. at June 30, 2009 and Rub Music Enterprises, Inc. at June 30, 2009.
(c)	Shell company transactions.
Audited financial statements of SANUWAVE, Inc. for the fiscal years ended December 31, 2008 and 2007, unaudited financial statements of SANUWAVE, Inc. for the period ended June 30, 2009, and combined unaudited pro forma balance sheet of SANUWAVE, Inc. at June 30, 2009 and Rub Music Enterprises, Inc. at June 30, 2009.
(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 25, 2009, by and between Rub Music Enterprises, Inc., RME Delaware Merger Sub, Inc. and SANUWAVE, Inc.

4.1	Form of Class A Warrant Agreement.

4.2	Form of Class B Warrant Agreement.

4.3	Form of Amended and Restated Class C Warrant Agreement.

4.4	Form of Amended Senior Note issued by SANUWAVE, Inc. to Prides Capital Fund I, L.P. and NightWatch Capital Partners II, L.P.

4.5	Form of Promissory Note, dated August 1, 2005, issued by SANUWAVE, Inc. to Healthtronics, Inc.

10.1	Form of Stock Repurchase Agreement, dated as of September 25, 2009, by and among Rub Music Enterprises, Inc. and certain stockholders of Rub Music Enterprises, Inc.

10.2	Indemnification Agreement, dated September 25, 2009, by and among Rub Music Enterprises, Inc., SANUWAVE, Inc. and David N. Nemelka.

10.3	Form of Lock-Up Agreement, dated September 25, 2009, by and between certain stockholders of Rub Music Enterprises, Inc. and Rub Music Enterprises, Inc.

10.4	Form of Lock-Up Agreement, dated September 2009, by and between certain shareholders of SANUWAVE, Inc. and SANUWAVE, Inc.

Exhibit No.	Description

10.5	Form of Lock-Up Agreement, dated September 2009, by and between certain substantial shareholders of SANUWAVE, Inc. and SANUWAVE, Inc.

10.6	Employment Agreement, dated December 19, 2005, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.7	First Amendment to Employment Agreement, dated September 15, 2009, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.8
Amendment to Nonstatutory Stock Option Award and Nonstatutory Supplemental Agreements, dated September 15, 2009, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.9	Employment Agreement, dated April 10, 2006, by and between SANUWAVE, Inc. and Barry J. Jenkins. (Management compensation plan or arrangement)

10.10
Amendment to Nonstatutory Stock Option Award and Nonstatutory Supplemental Agreements, dated September 15, 2009, by and between SANUWAVE, Inc. and Barry J. Jenkins. (Management compensation plan or arrangement)

10.11	Management Stockholders Agreement, dated as of December 19, 2005, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

10.12	Amendment to Management Stockholders Agreement, dated as of October 24, 2006, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

10.13	Second Amendment to Management Stockholders Agreement, dated as of September 25, 2009, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

16.1	Letter regarding change in certifying accountant from Pritchett, Siler & Hardy, P.C.

21.1	List of subsidiaries

23.1	Consent of HLB Gross Collins, P.C.

99.1	Financial Statements

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUB MUSIC ENTERPRISES, INC.
By:	/s/ Christopher M. Cashman
	Name:	Christopher M. Cashman
	Title:	President
Dated: September 30, 2009

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 25, 2009, by and between Rub Music Enterprises, Inc., RME Delaware Merger Sub, Inc. and SANUWAVE, Inc.

4.1	Form of Class A Warrant Agreement.

4.2	Form of Class B Warrant Agreement.

4.3	Form of Amended and Restated Class C Warrant Agreement.

4.4	Form of Amended Senior Note issued by SANUWAVE, Inc. to Prides Capital Fund I, L.P. and NightWatch Capital Partners II, L.P.

4.5	Form of Promissory Note, dated August 1, 2005, issued by SANUWAVE, Inc. to Healthtronics, Inc.

10.1	Form of Stock Repurchase Agreement, dated as of September 25, 2009, by and among Rub Music Enterprises, Inc. and certain stockholders of Rub Music Enterprises, Inc.

10.2	Indemnification Agreement, dated September 25, 2009, by and among Rub Music Enterprises, Inc., SANUWAVE, Inc. and David N. Nemelka.

10.3	Form of Lock-Up Agreement, dated September 25, 2009, by and between certain stockholders of Rub Music Enterprises, Inc. and Rub Music Enterprises, Inc.

10.4	Form of Lock-Up Agreement, dated September 2009, by and between certain shareholders of SANUWAVE, Inc. and SANUWAVE, Inc.

10.5	Form of Lock-Up Agreement, dated September 2009, by and between certain substantial shareholders of SANUWAVE, Inc. and SANUWAVE, Inc.

10.6	Employment Agreement, dated December 19, 2005, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.7	First Amendment to Employment Agreement, dated September 15, 2009, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.8
Amendment to Nonstatutory Stock Option Award and Nonstatutory Supplemental Agreements, dated September 15, 2009, by and between SANUWAVE, Inc. and Christopher M. Cashman. (Management compensation plan or arrangement)

10.9	Employment Agreement, dated April 10, 2006, by and between SANUWAVE, Inc. and Barry J. Jenkins. (Management compensation plan or arrangement)

Exhibit No.	Description

10.10
Amendment to Nonstatutory Stock Option Award and Nonstatutory Supplemental Agreements, dated September 15, 2009, by and between SANUWAVE, Inc. and Barry J. Jenkins. (Management compensation plan or arrangement)

10.11	Management Stockholders Agreement, dated as of December 19, 2005, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

10.12	Amendment to Management Stockholders Agreement, dated as of October 24, 2006, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

10.13	Second Amendment to Management Stockholders Agreement, dated as of September 25, 2009, among SANUWAVE, Inc., Prides Capital Fund I, L.P. and certain shareholders of SANUWAVE, Inc.

16.1	Letter regarding change in certifying accountant from Pritchett, Siler & Hardy, P.C.

21.1	List of subsidiaries

23.1	Consent of HLB Gross Collins, P.C.

99.1	Financial Statements